Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

MIRANT INTERNATIONAL INVESTMENTS, INC.

as the Seller

and

MARUBENI CARIBBEAN POWER HOLDINGS, INC.

as the Purchaser

Dated as of April 17, 2007

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION		2
	1.1.	Definitions	2
	1.2.	Certain Terms of Construction	14

2.	PURCHASE AND SALE AND CLOSING		15
	2.1.	Purchase and Sale	15
	2.2.	Purchase Price	16
	2.3.	Closing	17
	2.4.	Closing Deliveries by the Seller to the Purchaser	18
	2.5.	Closing Deliveries by the Purchaser to the Seller	19
	2.6.	Purchase Price Allocation	20
	2.7.	Purchaser Security	20

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER		21
	3.1.	Organization and Qualification	21
	3.2.	Authority	21
	3.3.	Non Contravention, Approvals and Consents	21
	3.4.	Capital Stock	22
	3.5.	Legal Proceedings	22
	3.6.	Brokers	22

4.	REPRESENTATIONS AND WARRANTIES REGARDING THE PORTFOLIO COMPANIES		22
	4.1.	Organization and Qualification	23
	4.2.	Capital Stock	23
	4.3.	Non-Contravention, Approvals and Consents	24
	4.4.	Financial Statements	24
	4.5.	Absence of Certain Changes and Events; Absence of Undisclosed Liabilities	25
	4.6.	Legal Proceedings	25
	4.7.	Permits; Compliance With Laws	25
	4.8.	Material Contracts	25
	4.9.	Taxes	26
	4.10.	Employee Benefit Plans	26
	4.11.	Labor Matters	27
	4.12.	Environmental Matters	27
	4.13.	Intellectual Property	28
	4.14.	Insurance	28
	4.15.	Real Property	28
	4.16.	Affiliate Contracts	29
	4.17.	Title to Assets	29
	4.18.	Information	29
	4.19.	Schedules Complete	29

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		29
	5.1.	Organization	29
	5.2.	Authority Relative to This Agreement; Enforceability	29
	5.3.	Non-Contravention; Approvals and Consents	30
	5.4.	Legal Proceedings; Compliance with Laws	30
	5.5.	Financing	30
	5.6.	Brokers or Finders	31
	5.7.	Acquisition as Investment	31

i

	5.8.	Financial Resources	31
	5.9.	No Conflicting Consents	31
	5.10.	Independent Investigation; Acknowledgement	31
	5.11.	Business Conflicts	32

6.	COVENANTS		32
	6.1.	Regulatory and Other Approvals	32
	6.2.	Interim Period Information and Access of the Purchaser	35
	6.3.	Interim Period Restrictions on the Seller	36
	6.4.	Resignation of Managers and Officers	39
	6.5.	Use of Certain Names	39
	6.6.	Support Obligations	40
	6.7.	Further Assurances	41
	6.8.	Employee Obligations	41
	6.9.	Employee Benefit Matters	42
	6.10.	Certain Other Terms	42
	6.11.	Insurance	43
	6.12.	Seller’s Covenants Relating to the Closing Conditions	44
	6.13.	Purchaser’s Covenants Relating to the Closing Conditions	45
	6.14.	Supplements to Company Schedules	45
	6.15.	Transition Services	45
	6.16.	Risk of Loss	46
	6.17.	No Solicitation	46

7.	TAX AND FINANCIAL INFORMATION MATTERS		46
	7.1.	Preparation and Filing of Tax Returns	46
	7.2.	Access to Information	49
	7.3.	Indemnification by the Seller	50
	7.4.	Indemnification by the Purchaser	51
	7.5.	Tax Claim Procedures	51
	7.6.	Conflicts	53

8.	THE PURCHASER’S CONDITIONS TO CLOSING		53
	8.1.	Representations and Warranties	53
	8.2.	Performance	53
	8.3.	Deliveries	53
	8.4.	Orders and Laws	54
	8.5.	Consent and Approval Requirements	54
	8.6.	Material Adverse Effect	54

9.	THE SELLER’S CONDITIONS TO CLOSING		54
	9.1.	Representations and Warranties	54
	9.2.	Performance	54
	9.3.	Deliveries	54
	9.4.	Orders and Laws	54
	9.5.	Approval Requirements	54

10.	TERMINATION		54
	10.1.	Termination	54
	10.2.	Effect of Termination	55

11.	INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS, MEDIATION AND COURT ADJUDICATION		56
	11.1.	Indemnification	56
	11.2.	Limitations of Liability	57
	11.3.	Limited Claim Period	58

	11.4.	Waiver of Remedies	58
	11.5.	Dispute Resolution	59
	11.6.	Procedure for Indemnification – Third-Party Claims	59

12.	MISCELLANEOUS		60
	12.1.	Notices	60
	12.2.	Entire Agreement	61
	12.3.	Expenses	61
	12.4.	Public Announcements	61
	12.5.	Confidential Information	62
	12.6.	Disclosure	63
	12.7.	Waiver	63
	12.8.	Amendment	63
	12.9.	No Third Party Beneficiary	63
	12.10.	Assignment; Binding Effect	63
	12.11.	Headings	64
	12.12.	Invalid Provisions	64
	12.13.	Counterparts; Facsimile	64
	12.14.	Governing Law; Venue; and Jurisdiction	64
	12.15.	Attorneys’ Fees	65

ATTACHMENTS, EXHIBITS AND SCHEDULES

ATTACHMENTS

Attachment I	-	Portfolio Companies
Attachment II	-	Form of [Estimated][Final] Purchase Price Adjustment Statement
Attachment III	-	Portfolio Segment Base Purchase Prices

EXHIBITS

Exhibit A-1	-	Form of Letter of Credit for Purchaser Security
Exhibit B	-	Form of the Seller’s Counsel Opinion(s)
Exhibit C	-	Form of the Purchaser’s Counsel Opinion(s)
Exhibit D	-	Form of the Purchaser’s Notice
Exhibit E-1	-	Form of the Seller Parent Guaranty
Exhibit E-2	-	Form of the Purchaser Parent Guaranty
Exhibit F	-	Additional Defined Terms

SCHEDULES

Schedule 1.1(a)	-	Knowledge of the Seller’s Officers
Schedule 1.1(b)	-	Permitted Liens of the Seller
Schedule 2.6	-	Purchase Price Allocations
Schedule 3.3(a)	-	The Seller Approval Requirements
Schedule 3.3(a)	-	The Seller Consent Requirements
Schedule 5.3(c)	-	The Purchaser Approval Requirements

Schedule 6.1(c)	-	Agreed Filings
Schedule 6.10	-	Terminated Contracts

COMPANY SCHEDULES

Company Schedule 1	-	Mirant Caribbean Holdings, Ltd. (Cayman Islands)
Company Schedule 2	-	Mirant JPSCO Development Services, LLC (Delaware)
Company Schedule 3	-	Mirant Caribbean Services, LLC (Delaware)
Company Schedule 4	-	Mirant Americas Holdings, LLC (Delaware)
Company Schedule 5	-	Mirant (British Virgin Islands) II Investments, Ltd. (BVI)
Company Schedule 6	-	Mirant JPSCO II Investments, Limited (Jamaica)
Company Schedule 7	-	Mirant JPSCO I Investments, Limited (Jamaica)
Company Schedule 8	-	Mirant (British Virgin Islands) I Investments, Ltd. (BVI)
Company Schedule 9	-	Mirant JPSCO (Barbados) SRL (Barbados)
Company Schedule 10	-	Jamaica Public Service Company Limited (Jamaica)
Company Schedule 11	-	Mirant Bahamas Investments Limited (Bahamas)
Company Schedule 12	-	Mirant Grand Bahama Limited (Bahamas)
Company Schedule 13	-	ICD Utilities Limited (Bahamas)
Company Schedule 14	-	Grand Bahama Power Company Limited (Bahamas)
Company Schedule 15	-	Mirant Trinidad Investments, LLC (Delaware)
Company Schedule 16	-	Power Generation Company Trinidad and Tobago Limited
(Trinidad and Tobago)
Company Schedule 17	-	Mirant Curaçao Investments, Ltd. (BVI)
Company Schedule 18	-	Curaçao Energy Company, Ltd. (Cayman Islands)
Company Schedule 19	-	CUC Holdings, N.V. (Netherlands Antilles)
Company Schedule 20	-	Curaçao Utilities Company N.V. (Netherlands Antilles)
Company Schedule 21	-	Curaçao Utilities Operating Company N.V.
(Netherlands Antilles)
Company Schedule 22	-	Integrated Utility Holdings Company, N.V.
(Netherlands Antilles)
Company Schedule 23	-	Mirant West Indies Investments, Ltd. (BVI)
Company Schedule 24	-	Mirant JPSCO Finance Ltd. (BVI)

PURCHASE AND SALE AGREEMENT

Dated as of April 17, 2007

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of April 17, 2007 (the “Effective Date”), is made and entered into by and between MIRANT INTERNATIONAL INVESTMENTS, INC., a corporation formed under the laws of the State of Delaware (the “Seller”), and MARUBENI CARIBBEAN POWER HOLDINGS, INC., a corporation formed under the laws of the State of Delaware (the “Purchaser”) (each, a “Party,” and collectively, the “Parties”).

RECITALS

The Seller is the sole record and beneficial owner of all of the issued and outstanding capital stock (the “MCH Stock”) of Mirant Caribbean Holdings, Ltd., a corporation existing under the laws of The Commonwealth of The Bahamas (“MCH”).

MCH owns, directly and indirectly, all or part of the capital stock of the companies set forth in Attachment I hereto, in each case to the extent set forth therein (the “MCH Subsidiaries” and the “Designated Companies,” as therein specified), which companies represent four Portfolio Segments (as defined below) and related holding companies in the MCH Group (as defined below).

The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, the MCH Stock (including MCH’s direct and indirect interests in the Portfolio Segments) in the form of a Comprehensive Closing (as defined below), on the terms and subject to the conditions hereinafter set forth.  Such terms and conditions include, in certain circumstances, the possible sale of Portfolio Segments separate from the MCH Stock.

Concurrently herewith, Mirant Corporation, a corporation formed under the laws of the State of Delaware (the “Seller Parent”) is entering into the Seller Parent Guaranty (as defined below) pursuant to which the Seller Parent has agreed to guaranty the payment obligations of the Seller hereunder.

The Seller and the Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale of the Portfolio Segments contemplated hereby (the “Transaction”).

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION

1.1.         Definitions.   As used in this Agreement, the following capitalized terms shall have the meanings assigned in this Section 1.1 (such meanings to be applicable, as appropriate, to the singular and plural forms of such terms).

“1933 Act” has the meaning assigned to such term in Section 5.7.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise.  For the avoidance of doubt, (a) with respect to a corporation, partnership or limited liability company, the term “Affiliate” includes any circumstance where a Person has direct or indirect ownership of more than 50.0% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company, and (b) in the case of the Seller, the term “Affiliate” does not include CEC, CUC Holdings, N.V., or Curaçao Utilities Company N.V.

“After Tax Amount” has the meaning assigned to such term in Section 7.1(e).

“Aggregate Base Purchase Price” means, on any date of determination, the aggregate of the Segment Base Purchase Prices of the Transferred Interests as of such date.

“Agreed Filings” has the meaning assigned to such term in Section 6.1(d).

“Agreement” means this Purchase and Sale Agreement, together with the Attachments, Exhibits, and Schedules hereto.

“Applicable Accounting Standards” means, for each Portfolio Company, GAAP or IFRS, as set forth in the corresponding Company Schedule.

“Applicable Laws” means all Laws that apply to the Seller, the Purchaser, the Portfolio Companies, this Agreement, or the Transaction.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Audited Company Financial Statements” means, for each of those certain Portfolio Companies specified in Section 6.12, the audited year-end consolidated balance sheets and the related statements of income, change in stockholders’ equity and cash flows (including, in each case, accompanying notes thereto) of such Portfolio Company for the fiscal year-end referred to in its Company Schedule, as delivered to the Purchaser pursuant to Section 6.12.

“Available Employees” has the meaning assigned to such term in Section 6.8(a).

“Bahamas Segment” means the direct and indirect interests of MCH in the following Portfolio Companies:

(a)           Mirant Bahamas Investments Limited

(b)           Mirant Grand Bahama Limited;

(c)           ICD Utilities Limited; and

(d)           Grand Bahama Power Company Limited.

“Benefit Plan” means any employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement or other benefit plan, program, agreement or arrangement maintained, contributed to or required to be contributed to within the past five years for the benefit of past or present employees, directors, or consultants of any Portfolio Company, or, with respect to which any Portfolio Company may be reasonably expected to have any liability.

“Break-Up Fee” has the meaning assigned to such term in Section 10.2(b).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the City of New York, New York are authorized or obligated to close.

“CEC” means Curaçao Energy Company, Ltd., an exempted company limited by shares organized and existing under the laws of the Cayman Islands.

“Change of Control Offer” and “Change of Control Payment Date” each has the meaning assigned to such term in the JPS Indenture.

“Charter Documents” means with respect to any Person, the articles of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Claim” means any demand, claim, action, or investigation, subject to mediation, arbitration, court or other legal proceeding (whether at law or in equity).

“Closing” means a closing for a Portfolio Segment contemplated by this Agreement, as provided for in Section 2.3.

“Closing Conditions” means, with respect to each Portfolio Segment, the corresponding conditions set forth in Articles 8 and 9.

“Closing Date” means the date on which a Closing occurs, as provided for in Section 2.3.

“Closing Payment” has the meaning assigned to such term in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto, and as interpreted as of the Effective Date or as of the Closing Date, as the case may be.

“Company Employees” has the meaning assigned to such term in Section 6.9.

“Company Financial Statements” means, for each Portfolio Company:

(a)           in the context of the representations and warranties set forth in Sections 4.4 and 4.5 made as of the date hereof, the Unaudited Company Financial Statements; and

(b)           in all other contexts (i) for each of those Portfolio Companies specified in Section 6.12, the Audited Company Financial Statements for such Portfolio Company and (ii) for each other Portfolio Company, the Unaudited Company Financial Statements for such Portfolio Company.

“Company Materiality Standard” means, for each Portfolio Company, the individual and aggregate materiality threshold, expressed in Dollars, specified in the corresponding Company Schedule.

“Company Schedule” means, for each Portfolio Company, the corresponding Company Schedule attached hereto.

“Comprehensive Closing” has the meaning assigned to such term in Section 2.3(b).

“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Credit Rating” means, with respect to any Person, each rating given to such Person’s long-term unsecured debt obligations by S&P or Moody’s as applicable, and any successors thereto.

“Curaçao Segment” means the direct and indirect interest of MCH in the following Portfolio Companies:

(a)           Mirant Curaçao Investments, Ltd.;

(b)           CEC;

(c)           CUC Holdings N.V.;

(d)           Curaçao Utilities Company N.V.;

(e)           Curaçao Utilities Operating Company N.V.; and

(f)            Integrated Utility Holdings Company N.V.

“Deductible Amount” has the meaning assigned to such term in Section 11.2(c).

“Designated Companies” has the meaning assigned to such term in the recitals to this Agreement.

“Dispute” has the meaning assigned to such term in Section 11.5.

“Dispute Notice” has the meaning assigned to such term in Section 2.2(d)(ii).

“Dollars” or “$” means dollars in lawful currency of the United States.

“Effective Date” has the meaning assigned to such term in the introduction of this Agreement.

“Enumerated Sections” has the meaning assigned to such term in Section 11.2(d).

“Environmental Claim” means any administrative, regulatory or judicial action, suit, demand, demand letter, directive, Claim, lien, investigation, proceeding or written notice of noncompliance, liability or violation by any Person (including, but not limited to, any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from:  (a) the presence, Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by a Person or any other harm or injury to a Person, property or the environment resulting from environmental matters associated with operations at any real property owned or operated by a Person; or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any and all Applicable Laws binding on the Portfolio Companies and their Assets relating to pollution or protection of the environment, plants, animals, natural resources or human health and safety, as the same may be amended or adopted, including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials, and all similar Laws established by the respective Governmental Authority having jurisdiction over the site at which the Portfolio Companies are located or otherwise applicable to the Portfolio Companies.  The term “Environmental Law” does not include any changes in Laws occurring after the Closing Date.

“Environmental Permits” has the meaning assigned to such term in Section 4.12(a)(ii).

“Estimated Purchase Price Adjustment” has the meaning assigned to such term in Section 2.2(c).

“Estimated Purchase Price Adjustment Statement” has the meaning assigned to such term in Section 2.2(c).

“Final Purchase Price Adjustment Statement” has the meaning assigned to such term in Section 2.2(d).

“Funding Obligations” has the meaning assigned to such term in Section 5.8.

“Funds” has the meaning assigned to such term in Section 5.8.

“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis.

“Governmental Authority” means (a) any sovereign, federal, state or local government; (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or custodial authority or power with respect to Taxes; and (c) any court or governmental tribunal; provided, however, that it does not include the Purchaser, the Seller, any Affiliate thereof, or any of their respective successors-in-interest, or any owner or operator of the Portfolio Companies (if otherwise a Governmental Authority) to the extent acting solely in such capacity.

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law; and (c) any other chemical, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which any Portfolio Company operates or any jurisdiction which has received such chemical, substance or waste from a Portfolio Company.

“Hired Employee” has the meaning assigned to such term in Section 6.8(b).

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board (including the predecessor International Accounting Standards and all relevant interpretations), in each case consistently applied.

“Indemnified Party” has the meaning assigned to such term in Section 11.6.

“Indemnifying Party” has the meaning assigned to such term in Section 11.6.

“Independent Accountants” means an internationally recognized firm of accountants appointed as mutually agreed by the Parties.

“Initial Dispute Resolution Period” has the meaning assigned to such term in Section 11.5.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, and registrations and applications for registration thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos and trade dress, and registrations and applications for registrations thereof; (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interim Period” has the meaning assigned to such term in Section 6.1.

“Interim Unaudited Company Financial Statements” means, for each Portfolio Company, the unaudited quarter-end consolidated balance sheets and the related statements of income, change in stockholders’ equity and cash flows (including, in each case, accompanying notes thereto) of such Portfolio Company for the quarter-end referred to in its Company Schedule.

“Jamaica Expansion Project” means that certain 150 MW project expected, as of the Effective Date, to be constructed at the Old Harbour facility of JPS or any alternate project that is intended to provide equivalent capacity.

“Jamaica Segment” means the direct and indirect interests of MCH in the following Portfolio Companies:

(a)           Mirant Americas Holdings, LLC;

(b)           Mirant West Indies Investments, Ltd.;

(c)           Mirant (British Virgin Islands) II Investments, Ltd.;

(d)           Mirant JPSCO II Investments, Limited;

(e)           Mirant JPSCO I Investments, Limited;

(f)            Mirant (British Virgin Islands) I Investments, Ltd.;

(g)           Mirant JPSCO Finance Ltd.;

(h)           Mirant JPSCO (Barbados) SRL; and

(i)            JPS;

provided, that Seller may on or prior to the Closing for the Jamaica Segment, in its sole discretion so long as no material expense or Tax that is not reflected in the computation of the Purchase Price Adjustment shall result therefrom, (i) elect to dissolve, unwind or eliminate through consolidation, merger or otherwise either or both of the entities referred to in clauses (b) and (g), above, in which case such entity or entities (as the case may be) shall cease to be part of the Jamaica Segment for all purposes under this Agreement and (ii) elect to include the MCH Group in the Jamaica Segment pursuant to Section 6.3(b)(iv).

“JPS” means Jamaica Public Service Company Limited, a company limited by shares organized and existing under the laws of Jamaica.

“JPS Indenture” means that certain indenture relating to 11.00% Senior Notes due 2016 among JPS, Mirant JPSCO Finance Ltd. and Deutsche Bank Trust Company Americas (as Trustee) dated as of July 6, 2006.

“Knowledge” means, with respect to (a) the Seller, the current knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1.1(a), as of the Effective Date (or, with respect to each officer’s certificate delivered pursuant to Section 2.4(c), the respective Closing Date of such certificate), after reasonable inquiry, and (b) the Purchaser, the current knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1.1(a), as of the Effective Date (or, with respect to each officer’s certificate delivered pursuant to Section 2.5(c), the respective Closing Date of such certificate).

“Laws” means all laws, statutes, rules, regulations, ordinances, decisions and other pronouncements having the effect of law of any Governmental Authority.

“Lien” means any mortgage, pledge, assessment, security interest, charge, lien, option, purchase right or other encumbrance.

“Losses” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any Claim, default or assessment), but only to the extent such losses are not covered by insurance or otherwise reasonably recoverable from third parties and are net of any associated costs and benefits arising solely from such loss, including any associated Tax costs and benefits.  Tax costs and Tax benefits shall be measured by the amount of accrued or actual net Tax savings (including Tax refunds, received from a Governmental Authority) or Tax costs realized at the time of realization.  For all purposes in this Agreement, the term “Losses” does not include any Non-reimbursable Damages; provided that Losses shall include any reasonable attorneys’ fees and expenses incurred in connection with such recovery.

“Material Adverse Effect” means on any date of determination, (a) any event, circumstance or condition materially impairing, or that can reasonably be expected materially to impair, a Party’s authority, right, or ability to consummate all or part of the Transaction, or (b) any change in, or effect on, the Seller or any of the Portfolio Companies that is, or that can reasonably be expected to be, materially adverse to the  business, Assets, financial condition or results of operations of the Portfolio Companies; provided, that:

(i)            no such event, circumstance, condition, change or effect relating to a Portfolio Segment that is not, and will not on the date of determination become, a Transferred Interest shall constitute a Material Adverse Effect with respect to any Portfolio Segment that is, or will on the date of determination become, a Transferred Interest;

(ii)           no such change or effect referred to in clause (b) above with respect to a Portfolio Company shall constitute a Material Adverse Effect unless such change or effect, on (and after giving effect to) the proposed Closing Date for such Portfolio Company or such later date of determination, relates to the business, Assets, financial condition or results of operations of all the Transferred Interests, taken as a whole;

(iii)          any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (A) changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, changes in general economic conditions, changes in electricity, gas, coal or other fuel supply and transmission and transportation markets, including changes to market prices for electricity, coal, steam, natural gas or other commodities, (B) effects of weather or meteorological events to the extent that such change generally affects electric generating facilities or integrated electric utilities, as applicable, located in the jurisdiction of such affected Portfolio Company, (C) changes in Law, or changes in interpretation thereof by, any Governmental Authority or changes in regulatory conditions in the jurisdiction in which the Seller or such Portfolio Company is organized or operates to the extent that such change generally affects electric generating facilities or integrated electric utilities, as applicable, located in such jurisdiction, (D) events or changes that are consequences of hostility, terrorist activity, acts of war or acts of public enemies to the extent that such change generally affects electric generating facilities or integrated electric utilities, as applicable, located in the jurisdiction in which the Seller or such Portfolio Company is organized or operates, (E) changes in accounting standards, principles or interpretations, (F) events or changes that are consequences of the negotiation, announcement, or pendency of this Agreement or the transactions contemplated by this Agreement or any action by the Seller or any of its Affiliates required by this Agreement, or (G) actions taken or not taken at the written request of the Purchaser or with the Purchaser’s written consent.

“Material Contract” means, in the context of any Portfolio Company, any of the following that (i) individually exceeds the individual Company Materiality Standard, or (ii) in the aggregate within each designated category below exceeds the aggregate Company Materiality Standard, in each case as set forth in the Company Schedule for such Portfolio Company:

(a)           Contracts for the future purchase, exchange or sale of natural gas, coal, fuel oil, refinery oil, and asphalt;

(b)           Contracts for the future purchase, exchange or sale of electric power or ancillary services;

(c)           Contracts for the future purchase, exchange or sale of steam;

(d)           Contracts for the future transportation of natural gas, coal, fuel oil, refinery oil, and asphalt;

(e)           Contracts for the future transmission of electric power;

(f)            interconnection Contracts;

(g)           Contracts: (i) for the sale or purchase of any Asset outside of the ordinary course of business; or (ii) that grant a right or option to purchase any Asset outside of the ordinary course of business;

(h)           Contracts for the future provision of goods or services to the Seller, a Non-MCH Affiliate, or a Portfolio Company;

(i)            Contracts under which a Portfolio Company has created, incurred, assumed or guaranteed (or agreed to the creation, incurring, assumption or guaranty of) any outstanding indebtedness for, borrowed money or any capitalized lease obligation, or under which it has imposed a security interest or Lien on any of its Assets, tangible or intangible, which security interest secures outstanding indebtedness for borrowed money;

(j)            Contracts of guaranty, surety or indemnification, direct or indirect, by any Portfolio Company relating to the obligations of another Person, and Contracts in connection with Support Obligations;

(k)           outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, gas, coal, fuel oil or securities;

(l)            Contracts that purport to limit the freedom to compete of the Portfolio Companies in any line of business or in any geographic area;

(m)          shareholder, partnership, joint venture or limited liability company agreements;

(n)           Contracts transferring, conveying, granting, leasing or assigning an interest in real property by or to such Portfolio Company;

(o)           any Contract for the settlement or discharge of liability in connection with any legal action, arbitration, mediation, litigation or other dispute resolution proceeding to which such Portfolio Company is a party;

(p)           any Contract between or among a Portfolio Company, on the one hand, and one or more of Seller and a Non-MCH Affiliate, on the other hand; and

(q)           each power of attorney which is currently effective and outstanding and pertains to the signing or execution of any of the foregoing Contracts.

“MCH” has the meaning assigned to such term in the recitals to this Agreement.

“MCH Companies” means MCH and the MCH Subsidiaries.

“MCH Group” means MCH and its direct and indirect interests in the following Portfolio Companies:

(a)           Mirant JPSCO Development Services, LLC; and

(b)           Mirant Caribbean Services, LLC;

provided, that the Seller may on or prior to the Closing for the MCH Group, in its sole discretion so long as no material expense or Tax that is not reflected in the computation of the Purchase Price Adjustment shall result therefrom, elect to dissolve, unwind or eliminate through consolidation, merger or otherwise either or both of the entities referred to in clauses (a) and (b), above, in which case such entity or entities (as the case may be) shall cease to be part of the MCH Group for all purposes under this Agreement.

“MCH Subsidiaries” has the meaning assigned to such term in the recitals to this Agreement.

“MCH Stock” has the meaning assigned to such term in the recitals to this Agreement.

“Moody’s” means Moody’s Investors Services, Inc.

“Net Tax Liability” means, in respect of any Tax liability of an MCH Company:

(a)   the amount of such Tax liability reduced by (i) the amount, if any, by which other Taxes of such MCH Company, in such jurisdiction, are actually reduced in the same Tax year as a result of such Tax liability and (ii) the amounts, if any, reasonably recoverable in respect of such Tax liability from third parties (including, without limitation, amounts reasonably recoverable through proper claims or applications under tariffs or power purchase agreements); multiplied by

(b)   the percentage ownership interest (expressed as a decimal amount) of the Transferred Interest in that MCH Company (as set forth in Attachment I),

“Net Tax Refund” means, in respect of any Tax refund received by the Purchaser or an MCH Company:

(a)   the amount of such Tax refund (net of all costs of prosecution and collection) multiplied by

(b)   100% (in the case of the Purchaser) or the percentage ownership interest (as set forth in Attachment I, expressed as a decimal amount) of the Transferred Interest (in the case of an MCH Company).

“Non-MCH Affiliate” means any Affiliate of the Seller, other than the Portfolio Companies.

“Non-reimbursable Damages” has the meaning assigned to such term in Section 11.4(b).

“Options” has the meaning assigned to such term in Section 3.4.

“Party” or “Parties” means each or both of the Purchaser and the Seller, as set forth in the introduction of this Agreement.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes and other governmental charges and assessments not yet due or delinquent or being contested in good faith by appropriate proceedings; (b) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by the Seller or the Portfolio Companies; (c) any other Lien affecting title to real property that does not materially adversely affect the use or value (in respect of its current use) of the real property; (d) zoning, planning, and other similar limitations and restrictions, all rights of any Governmental Authority to regulate real property; (e) the terms and conditions of any Material Contracts; (f) any Lien on property of a Portfolio Company to be released on or prior to the Closing at which such Portfolio Company becomes a Transferred Interest; and (g) the Liens set out in Schedule 1.1(b) or in the Company Schedules.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Phase I Testing” means a Phase I Environmental Site Assessment generally consistent with the practice set forth in ASTM E 1527-05, provided such assessment shall not include any testing, including without limitation, testing of the soils, water, groundwater, air or building materials.

“Portfolio Companies” means the MCH Companies and the Designated Companies.

“Portfolio Segment” means any of the Bahamas Segment, the Curaçao Segment, the Jamaica Segment or the Trinidad Segment, and “Portfolio Segments” means all of the foregoing; provided, that, in the case of the Closing for the fourth and final Portfolio Segment, the MCH Group shall be deemed for all purposes under this Agreement to be a part of such Portfolio Segment.

“Post-Closing Payment” means a final payment from the Purchaser to the Seller, or from the Seller to the Purchaser, in connection with the Closing for a Portfolio Segment as determined in accordance with Attachment II hereto, equal to the difference between the Estimated Purchase Price Adjustment and the final determination of the Purchase Price Adjustment.

“Pre-Closing Tax Period” has the meaning assigned to such term in Section 7.1(b)(iii).

“Purchase Price” means, with respect to a Portfolio Segment, the sum of the Segment Base Purchase Price plus or minus (as the case may be) the Purchase Price Adjustment.

“Purchase Price Adjustment” has the meaning assigned to such term in Attachment II hereto.

“Purchaser” has the meaning assigned to such term in the introduction to this Agreement.

“Purchaser Approval Requirements” has the meaning assigned to such term in Section 5.3(b).

“Purchaser Parent” means Marubeni Corporation.

“Purchaser Parent Guaranty” means a guaranty dated the date hereof, in substantially the form of Exhibit E-2 hereto, made by the Purchaser Parent in favor of the Seller.

“Purchaser Security” has the meaning assigned to such term in Section 2.7.

“Release” means any release, spill, emission, migration, leaking, leaching, pumping, injection, deposit, disposal or discharge.

“Representatives” means, with respect to a Person, such Person’s officers, directors, employees, counsel, accountants, financial advisers, lenders, investors or consultants.

“Retained Liabilities” means the amounts due and owing by any Portfolio Company or an Affiliate of the Seller as of the applicable Closing under the Support Obligations, or the liability of any Portfolio Company or an Affiliate of the Seller arising under any Support Obligation as a result of facts or circumstances that have occurred prior to the applicable Closing.

“S&P” means Standard & Poor’s Rating Group (a division of McGraw Hill, Inc.).

“Schedules” means the disclosure schedules (including the Company Schedules) prepared by the Seller and attached to this Agreement.  Capitalized terms used in a Schedule and not otherwise defined herein or in such Schedule shall have the meanings assigned to such terms in Exhibit F.

“Segment Base Purchase Price” means, for each Portfolio Segment, the corresponding Dollar amount set forth on Attachment III.

“Seller” has the meaning assigned to such term in the introduction to this Agreement.

“Seller Approval Requirements” has the meaning assigned to such term in Section 3.3(a).

“Seller Consent Requirements” has the meaning assigned to such term in Section 3.3(a).

“Seller Marks” has the meaning assigned to such term in Section 6.5(a).

“Seller Parent” has the meaning assigned to such term in the introduction to this Agreement.

“Seller Parent Guaranty” means a guaranty dated the date hereof, in substantially the form of Exhibit E-1 hereto, made by the Seller Parent in favor of the Purchaser.

“Specified Rate” means in respect of any obligation hereunder, an interest rate per annum equal to the rate for deposits in Dollars for a period of three months offered by major banks in the London interbank market that appears in The Wall Street Journal (or if such rate does not appear on such date, such rate as it appears in The Financial Times of London on such date) determined as of the date such obligation commences to accrue hereunder (or if such date is not a Business Day, on the next preceding Business Day on which such quote is available).

“Straddle Period” has the meaning assigned to such term in Section 7.1(b)(iii).

“Support Obligations” has the meaning assigned to such term in Section 6.6(a).

“Target Closing Date” means June 15, 2007.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes of any kind whatsoever imposed by or on behalf of any Taxing Authority, including any taxes imposed on such Person as Transferor, successor, by Contract or otherwise and including any interest, penalty, or addition thereto.

“Tax Claim” has the meaning assigned to such term in Section 7.5(a).

“Tax Indemnification Agreement” means that certain Tax Indemnification Agreement dated as of September 1, 2000 by and among the Southern Company and its Affiliated Companies and Southern Energy, Inc. and its Affiliated Companies.

“Tax Indemnified Party” has the meaning ascribed in Section 7.5(a).

“Tax Indemnifying Party” has the meaning ascribed in Section 7.5(a).

“Tax Liability Amount” means, in respect of any Tax liability of an MCH Company:

(a)   the Net Tax Liability of such Tax liability; less

(b)   the amount of any offsetting tax deductions, credits or other Tax benefits actually received by the Purchaser as a result of such Tax liability, plus

(c)   all costs and expenses, including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of the Purchaser or such MCH Company, arising out of or related to the prosecution of any related Tax Claim.

“Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be filed with any Governmental Authority responsible for the administration of Applicable Laws governing Taxes.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Terminated Contracts” has the meaning assigned to such term in Section 6.10(a).

“Termination Date” means, for each Portfolio Segment, such date determined pursuant to Section 10.1 on which the Parties’ obligations for such Portfolio Segment shall terminate.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” has the meaning assigned to such term in Section 7.1(a).

“Transferor” means (a) with respect to a Comprehensive Closing, the Seller, and (b) with respect to a Closing (other than a Comprehensive Closing) for a Portfolio Segment, that Portfolio

Company that is the holder of record of all of the capital stock of the Transferred Segment Holding Company.

“Transferred Interest” means, as of any date of determination, after giving effect to all Closings made or to be made on or before such date, any Portfolio Company included in a Portfolio Segment transferred to the Purchaser hereunder as of such date, and “Transferred Interests” means the aggregate of all such Portfolio Companies as of such date.  For the avoidance of doubt, the Parties acknowledge that only the direct and indirect interests of the Seller included in such Portfolio Segment are being transferred to the Purchaser.

“Transferred Segment Holding Company” means (a) with respect to a Comprehensive Closing, MCH, and (b) with respect to a Closing (other than a Comprehensive Closing) for a Portfolio Segment:

(i)             in the case of the Bahamas Segment, Mirant Bahamas Investments Limited;

(ii)            in the case of the Curaçao Segment, Mirant Curaçao Investments, Ltd.;

(iii)           in the case of the Jamaica Segment, at the discretion of the Seller, either Mirant Americas Holdings, LLC or, subject to Section 6.3(b)(iv), MCH; and

(iv)          in the case of the Trinidad Segment, Mirant Trinidad Investments, LLC;

provided, that if MCH is not the Transferred Segment Holding Company for the Jamaica Segment, then the Transferred Segment Holding Company in the context of the Closing (if any) for the fourth and final Portfolio Segment shall be MCH.

“Transferred Stock” means, with respect to a Transferred Segment Holding Company, all of the issued and outstanding capital stock of such Transferred Segment Holding Company.

“Transition Services Agreement” has the meaning assigned to such term in Section 6.15.

“Trinidad Segment” means the direct and indirect interests of MCH in the following Portfolio Companies:

(a)            Mirant Trinidad Investments, LLC; and

(b)           Power Generation Company of Trinidad and Tobago Limited.

“Unaudited Company Financial Statements” means, for each Portfolio Company, the unaudited year-end consolidated balance sheets and the related statements of income, change in stockholders’ equity and cash flows (including, in each case, accompanying notes thereto) of such Portfolio Company for the fiscal year-end referred to in its Company Schedule.

“Working Capital” has the meaning assigned to such term in Paragraph 3 of Attachment II.

1.2.         Certain Terms of Construction.   In this Agreement, unless the context otherwise requires:

(a)   reference to any Person includes such Person’s successors and assigns, but subject to any applicable restrictions as may be set forth herein as to such successors and assigns;

(b)   reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)   reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as the same may be amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, the terms hereof);

(d)   reference to any Article, Section, Attachment, Exhibit or Schedule means such Article, Section, Attachment, Exhibit or Schedule of or to this Agreement, unless otherwise specified, and references in any Article, Section, Attachment, Exhibit or Schedule or definition to any clause means such clause of such Article, Section, Attachment, Exhibit or Schedule or definition, unless otherwise specified;

(e)   reference to the “Schedules” shall include the Schedules and the Company Schedules, in each case as supplemented from time to time in accordance with Section 6.14 hereof;

(f)    any item or other matter referenced or disclosed in one Schedule, Attachment or subpart thereof in such a way as to make its relevance to the disclosure required by another Schedule, Attachment or subpart apparent, shall be deemed to have been referenced or disclosed in such other Schedule, Attachment or subpart;

(g)   any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP or IFRS, as the case may be;

(h)   “hereunder,” “hereof,” “hereto” and words of similar import, unless made in respect of a specified Section or provision, are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(i)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(j)    relative to the determination of any period of time: (i) “from” means “from and including;” (ii) “to”  and “until” each means “to but excluding;” and (iii) “through” means “to and including;” and

(k)   reference to any Law (including statutes and ordinances) means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.

2.             PURCHASE AND SALE AND CLOSING

2.1.         Purchase and Sale.   On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, the Portfolio Segments.

2.2.      Purchase Price.

(a)   As consideration for each Portfolio Segment, the Purchaser agrees to pay to the Seller the Purchase Price, payable as a Closing Payment and as a Post-Closing Payment as set forth in this Section 2.2.

(b)   The Purchaser agrees to pay to the Seller at the Closing for a Portfolio Segment (the “Closing Payment”)  an amount equal to:

(i)                                     the Segment Base Purchase Price, plus or minus (as the case may be)

(ii)                                  the Estimated Purchase Price Adjustment.

(c)   Not less than 20 Business Days prior to the Closing Date for a Portfolio Segment, the Seller shall deliver to the Purchaser a written statement (the “Estimated Purchase Price Adjustment Statement”) substantially in the form contained in Attachment II hereto, setting forth in reasonable detail the Seller’s good faith calculation of the estimate of the Purchase Price Adjustment for such Portfolio Segment as of the Closing Date (the “Estimated Purchase Price Adjustment”), which estimate shall be based on the Seller’s review of the financial and other books and records of the Portfolio Companies included in such Portfolio Segment then available to the Seller.  Such determination shall be conclusive absent manifest error for purposes of determining the Closing Payment.

(d)   As promptly as practicable, and in any event not later than 60 calendar days after the Closing Date for a Portfolio Segment, the Purchaser shall prepare and deliver to the Seller a written statement (the “Final Purchase Price Adjustment Statement”) substantially in the form contained in Attachment II hereto, setting forth in reasonable detail the Purchaser’s good faith calculation of the Purchase Price Adjustment for such Portfolio Segment as of the Closing Date, as derived from the Purchaser’s review of the financial and other books and records of the Portfolio Companies included in such Portfolio Segment and, based thereon, a statement of the Purchaser’s good faith calculation of the Post-Closing Payment.

(i)                                     The Purchaser agrees to give the Seller and its Representatives full access to such employees, officers, outside accountants, facilities, books, records, work papers, historical financial information and other materials of the Purchaser and the Portfolio Companies as the Seller and its Representatives may request in connection with the Seller’s review of such Final Purchase Price Adjustment Statement.

(ii)                                  The Seller may, in good faith, dispute the calculations contained in such Final Purchase Price Adjustment Statement by delivery of written notice thereof (a “Dispute Notice”) to the Purchaser within 60 calendar days following receipt by the Seller of the Final Purchase Price Adjustment Statement.  The Dispute Notice shall set forth in reasonable detail all items disputed by the Seller, together with the Seller’s proposed changes thereto, including an explanation in reasonable detail of the basis on which the Seller proposes such changes.

(iii)                               If (A) by written notice to the Purchaser within the 60-day period referred to in clause (ii) above, the Seller accepts such Final Purchase Price Adjustment Statement, or (B) the Seller fails to deliver a Dispute Notice within such 60-day period (which failure shall result in the Seller being deemed to have agreed to such Final Purchase Price Adjustment

Statement delivered by the Purchaser), such Final Purchase Price Adjustment Statement delivered by the Purchaser (and the Post-Closing Payment set forth therein) shall become final and binding on the Parties as of the date of such acceptance or deemed acceptance.

(iv)                              If the Seller shall have timely delivered a Dispute Notice, then the Purchaser and the Seller shall attempt to reach agreement on the matters identified in the Dispute Notice.  If, within 30 calendar days from the Purchaser’s receipt of the Dispute Notice, the Purchaser and the Seller shall not have reached a resolution in writing of the matters identified in the Dispute Notice, then such matters shall be submitted to the Independent Accountants for resolution.  The Purchaser and the Seller shall instruct the Independent Accountants to prepare and deliver, within 30 calendar days of such submission, a revised Final Purchase Price Adjustment Statement (including the calculation of the Post-Closing Payment) taking into account all items not in dispute between the Purchaser and the Seller and those items requested by the Purchaser and the Seller to be resolved by the Independent Accountants.  The Purchaser shall furnish or cause to be furnished to the Independent Accountants access to such employees, officers, outside accountants, facilities, books, records, work papers, historical financial information and other materials of the Purchaser and the Portfolio Companies as the Independent Accountants may request.  The fees and expenses of the Independent Accountants shall be borne equally by the Purchaser and the Seller.  The revised Final Purchase Price Adjustment Statement (including the calculation of the Post-Closing Payment thereon) delivered by the Independent Accountants shall be final and binding upon the Purchaser and the Seller and shall not be subject to challenge or appeal by either Party; provided, however, that in no event shall the amount of any Post Closing Payment due from the Seller be greater than the amount originally claimed by the Purchaser in its original Final Purchase Price Adjustment Statement.

(v)                                 Payment of a Post-Closing Payment, plus in each case interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Specified Rate, shall be made by the respective Party owing such payment to the other Party within five Business Days following the date such Post-Closing Payment is deemed to be finally determined pursuant to the foregoing clauses (iii) or (iv) above.  Such payment shall be made by wire transfer of immediately available funds to the account or accounts designated by the Party entitled to receive such payment.

2.3.         Closing.

(a)   Subject to the terms and conditions of Section 2.3(c) and the other provisions of this Agreement, proceedings for the consummation of the Transaction with respect to a Portfolio Segment (a “Closing”) shall take place at the offices of Haynes and Boone, LLP, 1615 L Street, NW, Suite 800, Washington, D.C. 20036, or such other location agreed by the Parties, at 10:00 A.M. Eastern Time, on a mutually acceptable date within 20 Business Days following the date on which the Closing Conditions for such Portfolio Segment (other than those conditions that by their nature are to be satisfied at the Closing,) have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree, and in any event after the Target Date but prior to the Termination Date.  The date on which such proceedings actually occur is referred to herein as a “Closing Date.”  For the avoidance of doubt, more than one Closing may occur on a single Closing Date.  The Parties agree that the first Closing shall, at a minimum, include the Jamaica Segment and either of the Trinidad Segment or the Bahamas Segment.

(b)   Subject to the provisions of Section 10.1 and Section 2.3(c), the Parties agree that they will make all reasonable efforts (in accordance with the standards set forth in this Agreement), to effect Closings of all four Portfolio Segments on a single Closing Date (a “Comprehensive Closing”) on or before the Target Closing Date or as soon thereafter as may be practicable.

(c)   If the Closing Conditions shall have been satisfied (or waived) for the Jamaica Segment and either of the Trinidad Segment or the Bahamas Segment, the Seller shall have the option, on not less than 10 Business Days’ prior written notice to the Purchaser, to defer a Closing for a reasonable period in order to achieve a Closing for three Portfolio Segments or a Comprehensive Closing; provided, that such deferred Closing shall occur not later than 90 days after the date such Closing was otherwise scheduled to occur but in no event after the Termination Date.

(d)   All actions scheduled in this Agreement for a Closing Date shall be deemed to occur simultaneously at the corresponding Closing.  Except as otherwise provided in Section 10.1, failure to consummate the Transaction provided for in this Agreement on the date determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

2.4.         Closing Deliveries by the Seller to the Purchaser.  At a Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser the following for each Portfolio Segment covered thereby, each in form and substance reasonably satisfactory to the Purchaser:

(a)   a stock certificate or other comparable instrument, in the form provided in the Charter Documents for the Transferred Segment Holding Company, evidencing the assignment and transfer to the Purchaser of the Transferred Stock and all rights and obligations of the Seller under the Transferred Segment Holding Company’s Charter Documents;

(b)   a certificate of an officer of the Seller, dated as of the Closing Date, setting forth and attesting to: (i) the corporate resolutions of the Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (together with copies of such other documents relating to such authority as may be appropriate or necessary to the interpretation thereof); (ii) the corporate resolutions of the Transferor (if other than the Seller) authorizing the consummation of such Closing; and (iii) the incumbency and signature of each officer of the Seller and Transferor executing this Agreement and the documents delivered hereunder at such Closing;

(c)   a certificate of an officer of the Seller, dated as of such Closing Date, as to the matters set forth in Sections 8.1 and 8.2 and, to the actual Knowledge of such officer, Sections 8.4 and 8.5;

(d)   complete copies of each of the Seller’s, the Transferor’s and the Transferred Segment Holding Company’s respective Charter Documents, and all amendments thereto, certified by the appropriate Governmental Authority in their respective jurisdictions of organization as of a date not more than 20 Business Days prior to such Closing Date;

(e)   certificates from appropriate Governmental Authorities, dated no earlier than 20 Business Days prior to such Closing Date, as to the legal existence of the Seller, the Transferor and the Transferred Segment Holding Company in their respective jurisdictions of organization;

(f)    the minute books, company records and files of each MCH Company and of each Designated Company, (including, without limitation, all evidence of ownership of interests in the MCH Subsidiaries and the Designated Companies), in each case to the extent that the same are part of the Portfolio Segment(s) covered by such Closing and are within the possession and ownership of the Seller (or as to which the Seller has the right to require delivery from the applicable Portfolio Company), provided, however, that the Seller shall not be required to deliver any of the foregoing to the Purchaser to the extent that the same would: (i) violate any legal constraint or any legal obligation binding on the Seller or any Portfolio Company; (ii) waive any attorney/client, work product, or like privilege to which the Seller or its Affiliates (other than the Portfolio Companies) may be entitled; (iii) disclose information about the activities of the Seller or its Affiliates (other than the Portfolio Companies) that is not related to the Portfolio Companies; or (iv) disclose proprietary models of the Seller or any of its Affiliates pertaining to energy project evaluation, energy or natural gas price curves or projections, or other economic predictive models;

(g)   to the extent not otherwise directed by the Purchaser and not otherwise applied in accordance with the terms of this Agreement, return to the Purchaser of the funds and any other original documents evidencing the portion of the Purchaser Security relating to the Segment Base Purchase Price paid by the Purchaser at such Closing;

(h)   evidence of satisfaction of the actions to be taken by the Seller under Sections 6.4 and 6.10(a) of this Agreement; and

(i)    opinions of the Seller’s counsel, addressed to the Purchaser, in substantially the form specified in Exhibit B hereto.

2.5.         Closing Deliveries by the Purchaser to the Seller.  At a Closing, the Purchaser shall deliver to the Seller the following, each in form and substance reasonably satisfactory to the Seller:

(a)   a wire transfer of immediately available funds (to such account or accounts as the Seller shall have designated and notified in writing to the Purchaser at least two Business Days prior to the Closing Date) in the amount equal to the Closing Payment (less such amount, if any, which the Purchaser shall have directed for the Seller to apply from the Purchaser Security in accordance with Section 2.7 hereof);

(b)   a certificate of an officer of the Purchaser, dated as of the Closing Date, setting forth and attesting to: (i) the corporate resolutions of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of such Closing (together with copies of such other documents relating to such authority as may be appropriate or necessary to the interpretation thereof); and (ii) the incumbency and signature of each officer of the Purchaser executing this Agreement and the documents delivered hereunder at such Closing;

(c)   a certificate of an officer of the Purchaser, dated as of the Closing Date, as to the matters set forth in Sections 9.1 and 9.2 and, to the actual Knowledge of such officer, Sections 9.4 and 9.5;

(d)   a complete copy of the Purchaser’s Charter Documents, and all amendments thereto, certified by the appropriate Governmental Authority of the Purchaser’s jurisdiction of organization as of a date not more than ten Business Days prior to the Closing Date;

(e)   certificate[s] from appropriate Governmental Authorities, dated no earlier than ten Business Days prior to the Closing Date, as to the legal existence of the Purchaser in its jurisdiction of organization;

(f)    originals of each guarantee, letter of credit or other instrument or document redelivered by the beneficiary or beneficiaries thereof, if not delivered directly to the Seller, constituting or evidencing the Support Obligations, as set out in Section 6.6(c), or in the alternative, the Purchaser Parent Guaranty, as set out in Section 6.6(d); and

(g)   opinions of the Purchaser’s counsel, addressed to the Seller, in substantially the form specified in Exhibit C hereto.

2.6.         Purchase Price Allocation.  The Seller and the Purchaser agree that, for all purposes under this Agreement, the Purchase Price for each Portfolio Segment shall be allocated among the underlying Portfolio Companies in accordance with Schedule 2.6 hereof and that any reporting of the Transaction to Governmental Authorities by the Seller, the Purchaser or any Portfolio Company (whether for purposes of Taxes or otherwise) shall be made on the basis of this agreed allocation; provided, however, that nothing contained herein shall prevent the Seller and the Purchaser from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Purchase Price allocation, and neither the Seller nor the Purchaser shall be required to litigate before any court, any proposed deficiency or adjustment by any taxing authority challenging such allocation.  The agreed allocation set forth in Schedule 2.6 has been prepared on the basis of the Segment Base Purchase Price, and is subject to adjustment for the Purchase Price Adjustment as set forth in Attachment II hereto.

2.7.         Purchaser Security.

(a)   To secure the performance by the Purchaser of its obligations under this Agreement, the Purchaser shall deliver or shall have delivered to the Seller within three Business Days after the Effective Date, at its option, either a wire transfer of immediately available funds (to such account or accounts as the Seller shall have designated and notified in writing to the Purchaser) or an irrevocable, standby letter of credit from a commercial bank, acceptable to the Seller in its sole discretion, substantially in the form of Exhibit A-1, in the amount of the aggregate of the Break-Up Fees for all Portfolio Segments (the “Purchaser Security”).

(b)   Unless applied to payment of the Break-Up Fee in accordance with Article 10 hereof, an amount of the Purchaser Security proportionate to the ratio of the Segment Base Purchase Price for a Portfolio Segment to the Aggregate Base Purchase Price shall, on the Closing Date for such Portfolio Segment, at the option of the Purchaser, either: (i) be returned to the Purchaser; or (ii) be applied by the Seller to partial payment of the Closing Payment then due.

(c)   All charges, fees and expenses incurred in relation to the Purchaser Security, including the posting, maintenance, use, withdrawal, return, refund, release or dissolution thereof, shall be for the sole account of the Purchaser, and shall not be an adjustment to the Purchase Price.  Other than as to the amount of the Purchaser Security itself, the Seller shall in no case otherwise be held liable or accountable to the Purchaser or its assigns, and the Purchaser hereby holds the Seller free from any such other Claims in relation to the Purchaser Security.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of each Closing Date that, except as disclosed in the Schedules and subject to Section 6.14(b):

3.1.         Organization and Qualification.  The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.   The Seller has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and properties.  The Seller is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its Assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions which recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.2.         Authority.

(a)   The Seller has full corporate power and authority to enter into this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action, and no other corporate proceedings on the part of Sellers or any of its affiliates are necessary to authorize the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby.

(b)   This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3.         Non Contravention, Approvals and Consents.

(a)   Except for matters designated as “Seller Approval Requirements” in Schedule 3.3(a) (collectively, the “Seller Approval Requirements”) and matters designated as “Seller Consent Requirements” in Schedule 3.3(a) (collectively, the “Seller Consent

Requirements”), the execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of its obligations hereunder and the consummation of the Transaction will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any (i) right of payment or reimbursement, termination, cancellation, modification or acceleration of, (ii) trigger any rights of first refusal or consent, or (iii) result in the creation or imposition of any Lien upon any of the Assets or properties of the Seller under, any of the terms, conditions or provisions of (X) the Charter Documents of the Seller, or (Y) (1) any Laws or writ, judgment, order or decree applicable to the Seller, or (2) any Contract to which the Seller is a party or by which the Seller or any of the Seller’s Assets or properties is bound, excluding from the foregoing clauses (1) and (2) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)   Except for the Seller Approval Requirements, no consent, approval or action of, filing with or notice to any Governmental Authority is necessary or required by the Seller under any of the terms, conditions or provisions of any Law or order of any Governmental Authority for the execution and delivery of this Agreement by the Seller, the performance by the Seller of the Seller’s obligations hereunder or the consummation of the Transaction, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.4.         Capital Stock.  All of the issued shares of the MCH Stock have been validly issued and are fully paid and are owned, directly or indirectly, by the Seller free and clear of all Liens.  Except for the Seller Consent Requirements, there are no outstanding subscriptions, options, warrants, rights (including, but not limited to, stock appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including, but not limited to, any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”), obligating the Seller to issue or sell any shares of MCH Stock or to grant, extend or enter into any Option with respect thereto.

3.5.         Legal Proceedings.  There are no Claims or investigations or audits of Governmental Authorities pending or, to the Seller’s Knowledge, threatened against the Seller or any of the Seller’s Assets and properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.6.         Brokers.  The Seller has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., whose fees and expenses will be paid by the Seller in accordance with the Seller’s agreements with such firm.

4.                                      REPRESENTATIONS AND WARRANTIES REGARDING THE PORTFOLIO COMPANIES

The Seller represents and warrants (subject in each such case to the Seller’s Knowledge with respect to each Designated Company other than CEC): (a) as of the date hereof with respect to each Portfolio Company; and (b) as of the date of each Closing for a Portfolio Segment solely with respect to each Portfolio Company that is a Transferred Interest included in such Portfolio Segment; that, except as disclosed in the Company Schedules and subject to Section 6.14(b):

4.1.         Organization and Qualification.

(a)   Each such Portfolio Company is duly organized or incorporated, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of its jurisdiction of organization or incorporation and has full corporate, limited liability company or partnership, as the case may be, power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and properties, except for such failures to be so organized or incorporated, existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Each Portfolio Company is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its Assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions which recognize the concept of good standing) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Attachment I and the Schedules set forth the name and jurisdiction of organization or incorporation of each Portfolio Company.  The Seller has previously made available to the Purchaser copies of the Charter Documents as currently in effect for each Portfolio Company.

(b)   Except for interests in the Portfolio Companies, none of such Portfolio Companies owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

4.2.         Capital Stock.

(a)   The authorized share capital of each such Portfolio Company is as set forth in Attachment I.  With respect to the Portfolio Companies that are corporations, Attachment I sets forth (i) such Portfolio Company’s authorized capital stock, and (ii) the number of issued and outstanding shares of such Portfolio Company’s capital stock.  With respect to the Portfolio Companies that are partnerships or limited liability companies, Attachment I sets forth the names and ownership interests of the partners or members thereof.

(b)   Subject to the Seller Consent Requirements and Seller Approval Requirements:

(i)                                     all of the outstanding shares of capital stock of such Portfolio Companies specified in Attachment I as being owned directly or indirectly by the Seller are duly authorized, validly issued and fully paid and non-assessable and are owned, directly or indirectly, by the Seller or a Portfolio Company as so specified in Attachment I, free and clear of all Liens other than Permitted Liens (except for Permitted Liens referred to in clause (e) of the definition thereof);

(ii)                                  there are no outstanding Options obligating any such Portfolio Company to issue or sell any shares of any Portfolio Company or to grant, extend or enter into any Option with respect thereto; and

(iii)                               there are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Seller or a Portfolio Company with respect to the voting of, or the right to participate in dividends or other earnings on, any capital stock of any such Portfolio Company.

4.3.         Non-Contravention, Approvals and Consents.

(a)   Except for the Seller Approval Requirements and Seller Consent Requirements, the performance by the Seller of its obligations hereunder with respect to such Closing, and the consummation of the transactions contemplated thereby, will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, trigger any rights of first refusal, or result in the creation or imposition of any Liens upon any of the Assets or properties of the Portfolio Companies relating to such Closing under, any of the terms, conditions or provisions of: (i) the Charter Documents of such Portfolio Companies; or (ii) (A) any Applicable Law, or (B) any Material Contract to which any of them may be a party or by which any of them or any of their respective Assets is bound, excluding from the foregoing clauses (A) and (B) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)   Except for the Seller Approval Requirements, no consent, approval or action of, filing with or notice to any Governmental Authority is necessary or required by the Seller or any Portfolio Company under any of the terms, conditions or provisions of any Applicable Law for the performance of such Closing or the consummation of the transactions contemplated thereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4.         Financial Statements.  The Seller has made available to the Purchaser copies of Unaudited Company Financial Statements and the Interim Unaudited Company Financial Statements (and, in the case of a Closing with respect to a Portfolio Company referred to in Section 6.12, the Audited Company Financial Statements) for each such Portfolio Company.  The Company Financial Statements and the Interim Unaudited Company Financial Statements have been prepared in accordance with Applicable Accounting Standards, consistently applied throughout the periods covered thereby and fairly present in all material respects the consolidated financial condition, results of operations and cash flow of the respective Portfolio Company (except, in the case of the Unaudited Company Financial Statements, for normal and recurring year-end adjustments and for the absence of footnote disclosure) as at, in the case of the Company Financial Statements, December 31, 2006 and for the year then ended and, in the case of the Interim Unaudited Company Financial Statements, March 31, 2007 and the quarter then ended.

4.5.         Absence of Certain Changes and Events; Absence of Undisclosed Liabilities.

(a)   Since December 31, 2006, there has not been any change, event or development of which the Seller has Knowledge that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)   Since December 31, 2006, no such Portfolio Company has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except those which (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (ii) would not reasonably be expected to have a Material Adverse Effect, (iii) were non-current liabilities categorized as “Deferred Revenue” or “Deferred Tax Liabilities” in accordance with Applicable Accounting Standards, (iv) have been or will be discharged or paid in full on or prior to the Closing Date or included in the applicable Purchase Price Adjustment, or (v) are of a nature not required to be reflected in the Company Financial Statements of such Portfolio Company prepared in accordance with Applicable Accounting Standards.

4.6.         Legal Proceedings.  Except for Tax matters, which are the subject of Section 4.9, employee benefits matters, which are the subject of Section 4.10, and environmental matters, which are the subject of Section 4.12, there are no Claims (including, without limitation, Governmental Authority investigations or audits), pending or, to the Knowledge of the Seller, threatened against any such Portfolio Company or any of its Assets and properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.7.         Permits; Compliance With Laws.

(a)   Each such Portfolio Company holds all Permits (other than Environmental Permits that are the subject of Section 4.12(a)) necessary for the lawful conduct of its business as currently conducted, except for failures to hold such Permits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Each such Portfolio Company is in compliance with the terms of such Permits, except failures so to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Each such Portfolio Company has not received any written notification from any Governmental Authority alleging that it is in material violation of any such Permit.

(b)   Each Portfolio Company is not in violation of or default under any Applicable Law, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  This Section 4.7 does not relate to Tax matters, which are the subject of Section 4.9, employee benefits matters, which are the subject of Section 4.10, or environmental matters, which are the subject of Section 4.12.

4.8.         Material Contracts.  Except as to (i) those Contracts identified on the Company Schedules as “Material Contracts,” (ii) Contracts which will expire or be terminated on or prior to the Closing, and (iii) Contracts the termination of which would not reasonably be expected, individually or in the aggregate, to be material, such Portfolio Companies are not party to, and are not bound by, any Material Contracts.  To the Seller’s Knowledge, each of the Material Contracts identified on the Company Schedules for such Portfolio Companies is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of such Portfolio Companies and the other parties thereto.  To the Seller’s Knowledge, no party to any of such Material Contracts is in violation of or default (including an event that would give rise to default with notice or lapse of time or both) under any of such Material Contracts (except for such matters as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect) and no Claim is pending or, to the Seller’s Knowledge, threatened, against any of such Portfolio Companies challenging the enforceability of any of such Material Contracts.

4.9.         Taxes.

(a)   Each such Portfolio Company has timely filed, or has joined in the timely filing of, all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, except to the extent that such failures to either file or to have extensions granted are not material.  All such Tax Returns of each such Portfolio Company are complete and accurate in all material respects.  Each such Portfolio Company has paid all Taxes shown as due from it on such Tax Returns.  No material deficiencies for any Taxes have been proposed, asserted or assessed against any such Portfolio Company that are not, in the reasonable judgment of the Seller in accordance with Applicable Accounting Standards, adequately reserved for.

(b)   No requests for waivers or extensions of the time to assess any Taxes against such Portfolio Company have been granted or are pending, except for requests with respect to such Taxes that, in the reasonable judgment of the Seller in accordance with Applicable Accounting Standards, have been adequately reserved for in the Company Financial Statements or have been taken into account in the computation of the Purchase Price Adjustment for the corresponding Portfolio Segment or are not material.

(c)   No such Portfolio Company has any material liability for the Taxes of any Person (other than (x) Taxes of the Portfolio Companies in its Portfolio Segment or (y) Taxes covered under the Tax Indemnification Agreement) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(d)   Each such Portfolio Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e)   Further, (i) no Tax Return of any such Portfolio Company is under audit or examination by any taxing authority, and no written notice of an audit or examination by any taxing authority has been received by any such Portfolio Company, (ii) there are no material Tax sharing agreements to which any such Portfolio Company is a party that will be in effect after the corresponding Closing Date other than the Tax Indemnification Agreement, and (iii) no such Portfolio Company has received a written notice from any Governmental Authority in a jurisdiction in which it does not file a Tax Return stating that it is or may be subject to taxation by that jurisdiction.

4.10.       Employee Benefit Plans.

(a)   The Seller has made available to the Purchaser a true and complete list of each material Benefit Plan of such Portfolio Company.

(b)   With respect to each of the Benefit Plans, the Seller has made available to the Purchaser a complete copy of such Benefit Plan (including all material amendments thereto) and, if such Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements available with respect to the reporting period ended most recently preceding the date hereof.

(c)   Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law.

(d)   Except as would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the Seller’s Knowledge, threatened Claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).

4.11.       Labor Matters.

(a)   (i) As of the date hereof, none of the Portfolio Companies is a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and (ii) there has been no work stoppage or strike by employees of such Portfolio Companies, except for such work stoppages or strikes, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect.

(b)   To the Seller’s Knowledge, none of the Portfolio Companies is in violation of any labor laws in any country (or political subdivision thereof) in which they transact business except for such violations, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect.

4.12.       Environmental Matters.

(a)   Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(i)                                     each such Portfolio Company is in compliance with all applicable Environmental Laws and has not received any written communication from any Person or Governmental Authority that alleges that such Portfolio Company is not in compliance with applicable Environmental Laws, except for any such non-compliance that has been settled or otherwise fully resolved.

(ii)                                  each Portfolio Company has obtained or maintains all Permits and governmental authorizations required under applicable Environmental Laws (collectively, the “Environmental Permits”) necessary for the conduct of its operations as currently conducted, as applicable and all such Environmental Permits are valid, in full force and effect, final and non-appealable;

(iii)                               where applicable a renewal application or an application for any new operations has been timely filed and is pending agency approval, and in such cases, to the Seller’s Knowledge, there are no facts or circumstances that would adversely affect such Portfolio Company’s ability to obtain such Environmental Permits in a timely fashion and on terms and conditions not materially inconsistent with those for operations as currently conducted;

(iv)                              each Portfolio Company is in compliance with all terms and conditions of the Environmental Permits;

(v)                                 there is no Environmental Claim pending or, to the Seller’s Knowledge, threatened against any of such Portfolio Companies or against any real or personal property or operations which any of the Portfolio Companies own, lease or manage, in whole or in part; and

(vi)                              to the Seller’s Knowledge, (A) there has been no Release of a Hazardous Material at any real property which such Portfolio Company owns or operates, except as been remedied in accordance with Applicable Law; and (B) there are no other facts or circumstances that would be reasonably likely to form the basis of an Environmental Claim against any of such Portfolio Companies.

(b)   The Seller makes no representation or warranty regarding any environmental matters except as expressly set forth in this Section 4.12.

4.13.       Intellectual Property.  Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect:

(a)   each such Portfolio Company has all right, title and interest in, or a valid and binding license to use, all Intellectual Property, individually or in the aggregate, material to the conduct of its business as currently conducted;

(b)   each such Portfolio Company is not in default (or with the giving of notice or lapse of time or both would be in default) under any license to use such Intellectual Property;, and

(c)   to the Seller’s Knowledge such Intellectual Property is not being infringed by any third party, and such Portfolio Company is not infringing on the Intellectual Property of any third party.

4.14.       Insurance.  Each Portfolio Company and its tangible Assets are covered by insurance policies with financially responsible insurers in such amounts, and against such risks and losses, as are customary in all material respects for companies conducting the business conducted by such Portfolio Company in the jurisdiction in which it operates.

4.15.       Real Property.

(a)   Subject to the Company Materiality Standards, the Company Schedules list all material real property leases to which any of the Portfolio Companies is a party, designated as “Leased Property,” and all material real property owned by the Portfolio Companies, designated as “Owned Property.”

(b)   The Portfolio Companies have valid title to, or a valid leasehold interest in (or have analogous property rights under Applicable Law), all of the real property used or owned by such entity, except to the extent such absence of valid title or leasehold right would not materially interfere with or prevent the operation of the businesses of the Portfolio Companies in the ordinary course of business.

(c)   None of the Portfolio Companies has received written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise all or any material part of the real property of such Portfolio Company that would materially interfere with or prevent the operation of the business of the Portfolio Company in the ordinary course of business

4.16.       Affiliate Contracts.  Except as shall be terminated on or before the Closing Date for the respective Portfolio Company, there are no Material Contracts between (a) any such Portfolio Company, on one hand, and (b) the Seller or any Non-MCH Affiliate, on the other.

4.17.       Title to Assets.  Except as would not reasonably be expected to have a Material Adverse Effect, each such Portfolio Company owns or has the right to use all Assets used or held for use in, and necessary and sufficient for, the operation of its business as currently operated.

4.18.       Information.   To the Seller’s Knowledge, the written information provided by the Seller to the Purchaser with respect to the Transferred Interests in connection with this Agreement was true and correct in all material respects as of the relevant date of such information; provided that no representation is made as to: (a) financial projections or forecasts; or (b) the value, prospects (financial or otherwise) or risks of the Transferred Interests.

4.19.       Schedules Complete.   As of the Effective Date, except to the extent expressly indicated in Attachment I and the Schedules, the Seller has no Knowledge of any information concerning the Portfolio Companies that does not appear in Attachment I or the Schedules and that is necessary in order to make the representations of the Seller in Articles 3 and 4 materially true and correct.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

5.1.         Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2.         Authority Relative to This Agreement; Enforceability.

(a)   The Purchaser has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly approved by all corporate action on behalf of the Purchaser, and no other corporate proceedings on the part of the Purchaser or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby.

(b)   This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.         Non-Contravention; Approvals and Consents.

(a)   The execution and delivery of this Agreement by the Purchaser do not, and the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the Assets or properties of the Purchaser under any of the terms, conditions or provisions of (i) the Charter Documents of the Purchaser, or (ii) (A) any laws or orders of any Governmental Authority applicable to the Purchaser or the Purchaser’s Assets or properties, or (B) any Contracts to which the Purchaser is a party or by which the Purchaser or any of the Purchaser’s Assets or properties is bound, excluding from the foregoing clauses (A) and (B) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair the Purchaser’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

(b)   Except as set forth in Schedule 5.3(b) (collectively, the “Purchaser Approval Requirements”), no consent, approval or action of, filing with or notice to any Governmental Authority is necessary or required under any of the terms, conditions or provisions of any Law or order of any Governmental Authority for the execution and delivery of this Agreement by the Purchaser, the performance of its obligations hereunder or its consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair the Purchaser’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

5.4.         Legal Proceedings; Compliance with Laws.

(a)   There are no Claims or investigations or audits of Governmental Authorities pending or, to the Purchaser’s Knowledge, threatened against, relating to or affecting the Purchaser that would prevent, delay or impair the Purchaser’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

(b)   The Purchaser is not in violation of or default under any Law of any Governmental Authority, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair the Purchaser’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

5.5.         Financing.  The Purchaser has available cash and credit capacity and will have sufficient cash on or prior to each respective Closing Date to (a) pay the Purchase Price and any Post-Closing Payment and (b) perform all of its other obligations hereunder (such matters under (a) and (b), collectively the “Funding Obligations” and such sufficient cash, the “Funds”).  None of the Transferred Interests will be required to assume or have any obligation or liability under the financing agreements to be entered into by the Purchaser to provide the Funds prior to the Closing.

5.6.         Brokers or Finders.  None of the Purchaser or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except any such firm whose fees and expenses will be paid by the Purchaser in accordance with the Purchaser’s agreements with such firm.

5.7.         Acquisition as Investment.  The Purchaser is acquiring the Transferred Stock for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person other than an Affiliate of the Purchaser.  The Purchaser has made, independently and without reliance on the Seller (except to the extent that the Purchaser has relied on the representation and warranties of the Seller contained in this Agreement), its own analyses of the Portfolio Companies for the purpose of acquiring the Transferred Stock, and the Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.  The Purchaser acknowledges that the Transferred Stock is not registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and that none of the Transferred Stock may be transferred, except pursuant to an applicable exception under the 1933 Act.  The Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.8.         Financial Resources.  The Purchaser has available cash and credit capacity, either through available cash or binding and enforceable credit arrangements, and will have sufficient cash on or prior to each Closing Date to (a) pay the Purchase Price in connection therewith, (b) replace or retire the Support Obligations in connection therewith, and (c) perform all of its other obligations hereunder in connection therewith (collectively, the “Funds” for the Purchaser’s “Funding Obligations”).

5.9.         No Conflicting Consents.  Neither the Purchaser nor any of its Affiliates is a party to any Contract that would reasonably be expected to cause a material difficulty or delay in any Governmental Authority’s granting of any Purchaser Approval Requirement, nor to the Purchaser’s Knowledge, any Seller Approval Requirement or Seller Consent Requirement, and neither the Purchaser nor any of its Affiliates has any plans to enter into any such Contract.

5.10.       Independent Investigation; Acknowledgement.

(a)   Prior to its execution of this Agreement, the Purchaser has conducted to its satisfaction an independent investigation, review and analyses of the business, Assets, operations, condition (financial and otherwise) and affairs of the Portfolio Companies.  In making its decision to execute this Agreement and to purchase the MCH Stock, the Purchaser has relied and will rely solely upon: (i) the results of such independent investigation, review and analyses; and (ii) the representations and warranties expressly set forth in Articles 3 and 4.

(b)   The Purchaser further acknowledges that:

(i)            the Purchaser and its Representatives have been afforded access to the personnel, properties, premises and records of the Portfolio Companies for the purpose of conducting its independent investigation, review and analyses, and has further consulted such other materials and sources as it has deemed appropriate for such purpose;

(ii)           the Seller has made available to it and its Representatives certain materials and information (including materials and information made available through a descriptive memorandum, management presentations, data rooms and the like) all of which were for the purpose of facilitating the Purchaser’s independent investigation, review and analyses, but that the Seller has expressly not made (and the Purchaser acknowledges that it has not relied upon), except as set forth in Section 4.18, any representation as to the accuracy or completeness of such information and materials; and

(iii)          except for the representations and warranties contained in Articles 3 and 4, neither the Seller, nor any other Person acting on behalf of the Seller, has made or is making any representation or warranty, express or implied, concerning the Transaction, the MCH Stock or the business, finances, operations, Assets, liabilities, prospects or any other aspect of the Portfolio Companies.

5.11.       Business Conflicts.  Neither the Purchaser nor its Affiliates owns or is contractually committed to acquire, nor will acquire, prior to the Closing Date, any Assets or business that competes with any of the Assets or business of any Portfolio Company except as disclosed to and approved by the Seller.

6.             COVENANTS

6.1.         Regulatory and Other Approvals.  With respect to each Portfolio Company, from the Effective Date hereof until the earlier of: (i) the Termination Date relating to the Portfolio Segment of which such Portfolio Company is a part; or (ii) the Closing Date for such Portfolio Segment (the “Interim Period” for such Portfolio Company):

(a)   The Seller shall, in order to consummate the transactions contemplated hereby:  (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and use all commercially reasonable efforts, as promptly as practicable, to obtain the Seller Approval Requirements and Seller Consent Requirements for such Portfolio Company, and for that purpose will make all filings with, and give all notices to, Governmental Authorities or other Persons, in form and substance reasonably satisfactory to the Purchaser and reasonably necessary to obtain such Seller Approval Requirements and Seller Consent Requirements; (ii) take all commercially reasonable steps necessary or desirable, and proceed diligently and use all commercially reasonable efforts, as promptly as practicable, to obtain all other relevant Permits, consents, and approvals in furtherance of and for the effective continuity of projects and business operations of such Portfolio Company, and for that purpose will agree with, cooperate with and execute all necessary documents, agreements, amendments thereto, or undertakings requested or required by Governmental Authorities or other Persons, in form and substance satisfactory to the Parties; (iii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith; and (iv) cooperate with the Purchaser as reasonably necessary to obtain the Purchaser Approval Requirements.  Without limiting the generality of the foregoing, the Seller shall provide, and cause its Affiliates to provide, true and accurate information in a timely manner with respect to all filings with, notices to, and agreements and undertakings with Governmental Authorities.

(b)   The Purchaser shall, in order to consummate the transactions contemplated hereby:  (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and use all commercially reasonable efforts, as promptly as practicable, to obtain the Purchaser Approval Requirements for such Portfolio Company, and for that purpose will make all filings with, and give all notices to, Governmental Authorities or other Persons reasonably necessary to obtain such Purchaser Approval Requirements; (ii) take all commercially reasonable steps necessary or desirable, and proceed diligently and use all commercially reasonable efforts, as promptly as practicable, to obtain all other relevant Permits, consents, and approvals in furtherance of and for the effective continuity of projects and business operations of such Portfolio Company, and for that purpose will agree with, cooperate with and execute all necessary documents, agreements, amendments thereto, or undertakings requested or required by Governmental Authorities or other Persons, in form and substance satisfactory to the Parties; (iii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith; and (iv) cooperate with the Seller as reasonably necessary to obtain the Seller Approval Requirements and the Seller Consent Requirements.  Without limiting the generality of the foregoing, the Purchaser shall provide, and cause its Affiliates to provide, true and accurate information in a timely manner with respect to all filings with, notices to, and agreements and undertakings with Governmental Authorities.

(c)   The Parties will provide prompt notification to each other in writing when any such approval referred to in Sections 6.1(a)(i) or 6.1(b)(i) above is obtained, taken, made or given, as applicable, or when any such requirement or request referred to in Sections 6.1(a)(ii) or 6.1(b)(ii) above is received, made or given, as applicable, and will advise each other in writing of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(d)   In furtherance of the foregoing covenants:

(i)            The Parties will agree upon the form and substance of certain necessary filings (the “Agreed Filings”) to be made in connection with the Seller Approval Requirements, Seller Consent Requirements and Purchaser Approval Requirements within 10 Business Days after the date hereof.  Within 10 Business Days after agreement on the Agreed Filings, the Purchaser or the Seller, as applicable, shall file the Agreed Filings with the relevant Governmental Authorities.  In addition to using due diligence in completing and obtaining approval of the Agreed Filings as contemplated by Sections 6.1(a) or 6.1(b), the Purchaser or the Seller, as applicable, shall (A) request expedited treatment of the Agreed Filings, (B) promptly furnish the other Party with copies of any notices, correspondence or other written communication from the relevant Governmental Authorities with respect to the Agreed Filings, (C) promptly make any appropriate or necessary subsequent or supplemental filings with the relevant Governmental Authorities; provided, that the Party making the filing shall give the non-filing Party copies five Business Days in advance of any and all such Agreed Filings, as well as subsequent and supplemental filings or other written communication, proposed to be sent by the filing Party to the relevant Governmental Authorities with respect to the Agreed Filings, and shall make any revisions reasonably requested by the non-filing Party to such Agreed Filings, subsequent and supplemental filings or written communications, and (D) give the non-filing Party an opportunity to have a Representative present at any meetings with any representatives of the relevant

Governmental Authorities with respect to the Agreed Filings.  In addition to the foregoing, the Purchaser or the Seller, as applicable, shall not, and shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the relevant Governmental Authorities’ acceptance or approval of the Agreed Filings.

(ii)           Each of the Seller and the Purchaser shall not, and shall not permit their respective Affiliates to (A) acquire or agree to acquire, whether by merger, consolidation, or otherwise, any Assets of or equity in, any business of any other Person, or (B) become or agree to become affiliated with any other Person, if, in either case, such event could reasonably be expected to impose any delay in the expiration of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any Seller Approval Requirement, Seller Consent Requirement or Purchaser Approval Requirement.

(iii)          The Purchaser shall not, and shall not permit its Affiliates to, acquire or agree to acquire or otherwise communicate to any Person its interest in or willingness to acquire any direct or indirect interest in any Portfolio Company other than pursuant to this Agreement without the prior written consent of the Seller.

(iv)          As contemplated by Sections 6.1(a)(ii) and 6.1(b)(ii), the Seller and the Purchaser shall, and shall cause their Affiliates to, agree, enter into, and cooperate with the execution of all documents, amendments, agreements, or undertakings, as may be reasonably requested by the other Party, Governmental Authorities or other Persons for any purpose reasonably related to the completion of the Transaction.

(v)           The Seller and the Purchaser shall use their respective commercially reasonable efforts to resolve objections, if any, that may be asserted with respect to the transactions contemplated hereby under any antitrust, trade, or regulatory Laws of any Governmental Authority.  Anything herein to the contrary notwithstanding, however, nothing in this Agreement shall require the Purchaser, the Portfolio Companies or any of their respective Affiliates to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any Assets, whether as a condition of obtaining any approval from a Governmental Authority or any other Person or for any other reason.

(vi)          The Seller and the Purchaser shall make available their senior management and the senior management of their Affiliates to attend such meetings as the other Party may reasonably request in connection with any Seller Approval Requirement, Purchaser Approval Requirement, or Seller Consent Requirement.

(vii)         All filing fees or similar fees required to be paid to any Governmental Authority in connection with the Seller Approval Requirements shall be borne by the Seller, and all filing fees or similar fees required to be paid to any Governmental Authority in connection with the Purchaser Approval Requirements shall be borne by the Purchaser.

6.2.         Interim Period Information and Access of the Purchaser.

(a)   During the Interim Period for each Portfolio Company, the Seller will provide (in the case of the MCH Companies) and make reasonable efforts to arrange (in the case of the Designated Companies):

(i)            to promptly furnish to the Purchaser and its Representatives access to all information concerning the Portfolio Companies as may be reasonably requested by the Purchaser or its Representatives; and

(ii)           for the Purchaser, its Affiliates and their respective Representatives to have reasonable access, upon reasonable prior notice and during normal business hours, to the offices, books and accounts of such Portfolio Company and the officers and employees of such Portfolio Company, but only to the extent that such access does not unreasonably interfere with the business or operations of the Seller or of the Portfolio Companies and that such access is reasonably related to the Purchaser’s rights and obligations hereunder; provided, that the Seller shall have the right to: (i) have a Representative present for any communication by the Purchaser with officers or employees of the Portfolio Companies; and (ii) impose reasonable restrictions and requirements for safety purposes;

provided further, that in no event shall the Seller be obligated to provide any access or information if the Seller determines, in good faith, that providing such access or information may violate Applicable Law, cause the Seller or its Affiliates to breach a confidentiality obligation to which it is bound or jeopardize any recognized legal privilege available to the Seller or its Affiliates.  In connection with the foregoing, the Purchaser shall be entitled, at its sole cost and expense, to have the Assets of each Portfolio Company surveyed and to conduct physical inspections, including Phase I Testing (but not invasive testing, other environmental testing, sampling or audits or any other similar procedure) of such Assets.  The Purchaser shall provide the Seller with not less than three Business Days prior written notice of the date and time on which any such entry upon the property of any Portfolio Company shall occur.  Promptly upon completion of any such entry, the Purchaser shall repair any damage caused by such entry.

(b)   During the Interim Period, the Seller and the Purchaser and their respective Affiliates and Representatives shall cooperate in good faith to arrange meetings between themselves, their respective Affiliates and Representatives, and officials of Governmental Authorities and counterparties to Contracts with Portfolio Companies.

(c)   The Purchaser agrees to indemnify and hold harmless the Seller for any and all Losses incurred by the Seller, its Representatives or any other Person arising out of the access rights under this Section 6.2, including any Claims by any of the Purchaser’s Representatives for any injuries or Losses while present on the properties of the Seller or of the Portfolio Companies.

6.3.         Interim Period Restrictions on the Seller.

(a)   Except as permitted hereby, during the Interim Period for each Portfolio Company, the Seller will cause each MCH Company to operate in the ordinary course of business, and will endeavor, to the extent reasonably possible, to exercise its voting, governance and contractual powers to cause each Designated Company (but subject in each case to any contractual, fiduciary or similar obligations) to operate in the ordinary course of business.  Without limiting the foregoing, except as otherwise permitted hereby, as reasonably necessary in connection with necessary or prudent repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters, or except as consented to by the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, the Seller shall, during the Interim Period, cause each MCH Company to take, and, will endeavor, to the extent reasonably possible, to exercise its voting, governance and contractual powers to cause each Designated Company (but subject in each case to any contractual, fiduciary or similar obligations) to take, any of the following actions:

(i)            not amend its Charter Documents, other than amendments that are ministerial in nature or otherwise immaterial;

(ii)           not (A) split, combine or reclassify its capital stock, (B) redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto, or (C) issue, deliver or sell any shares of its capital stock or any Options with respect thereto;

(iii)          other than in the ordinary course of business, not make any acquisition of, or investment in, Assets or stock of any other Person, or assume or guarantee the obligations of any other Person, in any case in excess of $1,000,000 in the aggregate in any calendar year;

(iv)          other than in the ordinary course of business, not sell, lease, license, encumber or otherwise dispose of any of its Assets in excess of $1,000,000 in the aggregate in any calendar year;

(v)           not incur any indebtedness, other than (A) borrowings in the ordinary course of business, (B) borrowings under existing credit facilities and replacements thereof in amounts not greater than the currently committed amounts, (C) additional debts contemplated by such Portfolio Company budget referred to in Section 6.3(a)(vii) below; or (D) in an aggregate amount not to exceed $1,000,000; provided, however, the Seller shall give written notice to the Purchaser of the incurrence of any single indebtedness in excess of $1,000,000 set forth in clauses (A) through (C) of this Section 6.3(a)(v) within 10 Business Days thereafter;

(vi)          other than in the ordinary course or business or as may be required by Applicable Law, not enter into, amend in any material respect or terminate any material Benefit Plan, increase in any material respect the compensation or fringe benefits of any current or former employee, or pay any benefit not required by any plan or arrangement in effect as of the date hereof to any current or former employee except in connection with the execution of a collective bargaining or similar agreement under negotiation on or before the Effective Date;

(vii)         not make any commitments for or make capital expenditures in the aggregate in excess of 120% of the amount of capital expenditures budgeted in the Portfolio Company budget in any calendar year;

(viii)        not make any material changes in accounting methods, except as required by Law, rule, regulation, or Applicable Accounting Standards;

(ix)          not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement);

(x)           maintain insurance with financially responsible or internationally recognized insurers in such amounts and against such risks and Losses as are consistent with existing market conditions and the insurance maintained in respect of similar power generation, transmission, distribution, and/or supply facilities;

(xi)          not create, permit or allow to exist any Lien against any shares of the Portfolio Companies;

(xii)         not enter into any Contract containing a covenant not to compete or any other Contract that materially and adversely restricts the ability of such Portfolio Company to conduct business after a Closing;

(xiii)        operate, maintain and repair the facilities in accordance with Seller’s (or the applicable Portfolio Company’s) past practices, including the continued scheduling and performance of regular and customary maintenance and overhauls, and capital expenditures, and the maintenance of spare parts inventories on a basis consistent with the inventories maintained by it in the ordinary course or business;

(xiv)        discharge all material liabilities and make all material payments as they become due, except in connection with a good faith dispute;

(xv)         not cancel or waive any material Claims or rights due to any Portfolio Company from a third party;

(xvi)        not take (or fail to take) any action that will or could reasonably be expected to cause it to lose its regulatory status in the jurisdiction in which it operates;

(xvii)       not authorize the redemption, purchase or other acquisition, directly or indirectly, of any of its equity securities, or make any loan or enter into any transaction with or distribute any Assets or property to any of its officers, directors, equity holders or Affiliates, unless any such transaction is undertaken in the ordinary course of business;

(xviii)     outside the ordinary course of business, not terminate or modify a Material Contract, or enter into a new Material Contract;

(xix)        not increase, incur or create any new or additional Support Obligations;

(xx)         not make any capital calls that affect the direct or indirect percentage ownership of the Seller in a Portfolio Company or create an obligation to make a capital contribution to a Portfolio Company after the applicable Closing Date; and

(xxi)        except as may be required by Applicable Law or as may be consented to by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), and except for filings and amendments made in the ordinary course of business, not (A) make, change or rescind any material election relating to Taxes, (B) adopt or change any material accounting method in respect of Taxes, (C) enter into any material Tax allocation agreement, Tax-sharing agreement or Tax indemnity agreement, (D) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes, (E) amend any material Tax Return, or (F) change any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of Tax Returns for the preceding Tax periods, provided that the foregoing shall not preclude any such actions if the obligations and liabilities that are created pursuant to any such actions are satisfied prior to the respective Closing Date or are otherwise taken into account in the computation of the Purchase Price Adjustment for such MCH Company or its Portfolio Segment; and

(xxii)       enter into any agreement to do any of the foregoing in contravention of this Section 6.3.

(b)   Notwithstanding the foregoing, the Seller may permit the Portfolio Companies: (i) to perform, consent to or authorize any action which it may reasonably determine to be required by Applicable Law or Contract; (ii) to perform, consent to or authorize any action which it may reasonably determine to be required to conduct studies and/or respond to requests for information in connection with the Jamaica Expansion Project; provided, however, that JPS shall not enter into any agreement relating to the Jamaica Expansion Project that has a term greater than one year or which commits JPS to make payments during any one year in excess of $1,000,000 in the aggregate; (iii) if and to the extent that the Seller shall so determine, in its sole discretion, and so long as no material expense or Tax that is not reflected in the computation of the Purchase Price Adjustment shall result therefrom, perform, consent to or authorize any action which it may reasonably determine to be required in connection with the transfer, prior to the Closing Date for the Curacao Segment, of the capital stock of Mirant Curacao Investments, Ltd. from Mirant Bahamas Investments Limited to MCH, the Seller or another Person that is a wholly-owned direct or indirect subsidiary of the Seller; (iv) if the Closing of the Jamaica Segment shall not be a Comprehensive Closing and if the Seller shall determine in its sole discretion that MCH is to be the Transferred Segment Holding Company for the Jamaica Segment (and, therefore, that the MCH Group is included in the Jamaica Segment) and so long as no material expense or Tax that is not reflected in the computation of the Purchase Price Adjustment shall result therefrom, perform, consent to or authorize any action which it may reasonably determine to be required in connection with the transfer, prior to the Closing Date for the Jamaica Segment, of the capital stock of each Transferred Segment Holding Company for those Portfolio Segments not included in the Transferred Interests on such Closing Date to the Seller or another Person that is a wholly-owned direct or indirect subsidiary of the Seller; and (v) to take commercially reasonable actions with respect to unanticipated or emergency situations, so long as, in each such case, the Seller shall promptly notify the Purchaser thereof in writing.

(c)   Nothing contained in this Agreement shall: (i) give the Purchaser, directly or indirectly, the right to control or direct the operations or activities of any Portfolio Company prior to the Closing for the Portfolio Segment in which such Portfolio Company is included; or (ii) obligate the Seller or Transferor, directly or indirectly, to control or direct the operations of any Portfolio Company on or after such Closing.  Prior to the Closing, the Seller shall exercise, consistent with the other terms and conditions of this Agreement, complete control over its rights and obligations pertaining to the Portfolio Companies.

(d)   During the Interim Period for each Portfolio Company, the Seller will use commercially reasonable efforts to cause such Portfolio Company to preserve its goodwill and present business relationships with all customers, suppliers, licensors, distributors and others having business relationships with the business of such Portfolio Company, to the extent such relationships are beneficial to such Portfolio Company.

6.4.         Resignation of Managers and Officers.  At the Closing for each Portfolio Segment: (i) the Seller shall cause the resignation of all directors, members, managers and officers, as applicable, nominated or appointed by the Seller or its Affiliates to any board or operating, management or other committee of the Portfolio Companies included in such Portfolio Segment; and (ii) the Purchaser shall nominate and appoint replacement directors, members, managers and officers, as may be required for the operation of such Portfolio Companies.

6.5.         Use of Certain Names.

(a)   Within 60 calendar days following each Closing, the Purchaser shall cause the Portfolio Companies included in such Closing to cease using the word “Mirant” or any other words or marks owned by the Seller or any word or expression similar thereto or constituting an abbreviation or extension thereof (the “Seller Marks”), including eliminating such words from the Assets and disposing of any unused stationery and literature of the Portfolio Companies bearing such words, and thereafter, the Purchaser, such Portfolio Companies and their Affiliates shall not use any Intellectual Property rights belonging to the Seller or any Affiliate thereof, and the Purchaser acknowledges that it has no rights whatsoever to use such Intellectual Property.  Notwithstanding the foregoing the Purchaser is deemed to have “removed” the Seller Marks on training and operational material and manuals if it places a conspicuous, permanent notice on, at a minimum, the front cover and title page of the material or manuals, clearly indicating that such Portfolio Companies are no longer Affiliates of, or otherwise associated with, the Seller or any of the Seller’s Affiliates.  In connection with the Purchaser’s removal of the Seller Marks provided herein, the Seller grants the Purchaser a non-exclusive limited license to use the Seller Marks in existence or present on the Closing Date at such Portfolio Companies for 15 calendar days following such Closing.

(b)   Within 30 calendar days after each Closing, the Purchaser shall provide evidence to the Seller, in a form substantially as set out in Exhibit D, that the Purchaser has provided notice to all applicable Governmental Authorities and all counterparties to the Material

Contracts regarding the acquisition of the Transferred Stock by the Purchaser and the new addresses for notice purposes.

6.6.         Support Obligations.

(a)   The Purchaser recognizes that the Seller and the Non-MCH Affiliates have provided credit and other contractual support and assurances to or for the benefit of the MCH Companies with respect to their business and Assets pursuant to the obligations designated as “Support Obligations” in the Company Schedules (the “Support Obligations”).

(b)   Effective as of each Closing Date for a Portfolio Segment, the Seller and the Purchaser shall together use their commercially reasonable efforts to obtain the full and unconditional release of the Seller and the Non-MCH Affiliates from the Support Obligations related to such Portfolio Segment, including by:

(i)            The Purchaser or the Purchaser Parent providing substitute guarantees or assurances with the same terms as the existing guarantees;

(ii)           furnishing letters of credit containing terms and conditions that are substantially identical to the terms and conditions of existing letters of credit and from lending institutions that have a Credit Rating commensurate with that of lending institutions for existing letters of credit;

(iii)          instituting escrow arrangements with terms comparable to or more favorable to the counterparty than the terms of existing escrow arrangements;

(iv)          posting surety or performance bonds issued by a Person having a net worth or a Credit Rating at least equal to those of the issuer of existing surety or performance bonds, and which replacement surety or performance bond contains terms and conditions that are substantially identical to the terms and conditions of existing surety or performance bonds; and,

(v)           replacing any other security agreement or arrangement on substantially identical terms and conditions to the existing security agreement or arrangement.

(c)   Prior to the Closing Date, the Seller and the Purchaser shall cooperate with the goal of causing the beneficiary or beneficiaries of such Support Obligations to terminate and redeliver to the Seller on the Closing Date each original copy of each original guarantee, letter of credit or other instrument or document constituting or evidencing such Support Obligations.

(d)   If the Seller and the Purchaser are not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of the Seller and the Non-MCH Affiliates from such Support Obligations prior to such Closing Date, then the Purchaser shall cause the Purchaser Parent to provide a Purchaser Parent Guaranty with respect to such Support Obligations.  Furthermore, the Purchaser agrees, for so long as any Support Obligation remains outstanding, not to, and to cause the corresponding

MCH Companies not to, effect any amendments or modifications or any other changes to the Contracts to which any of such Support Obligations relate, or to otherwise take any action that would effect any change to such Contracts, guarantees or letters of credit in either case, in a manner that would increase, extend, or accelerate the liability of the Seller or the Non-MCH Affiliates under any Support Obligation, without the Seller’s prior written consent.

(e)   Notwithstanding anything in this Agreement to the contrary, during the Interim Period, and for so long as any Support Obligation remains outstanding, the Seller and the Purchaser shall each have the right, after reasonable written notice to the other, to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 6.6; provided, that the other Party shall have the right to have one of its Representatives present during any such contact or discussion; and each Party shall cause such Representatives to comply with all procedures and protocols regarding such contacts and discussions that may be reasonably established by the Parties.

6.7.         Further Assurances.  Subject to the terms and conditions of this Agreement, at any time, or from time to time, after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transaction.

6.8.         Employee Obligations.

(a)   Not later than 30 days after the Effective Date, the Seller shall provide to the Purchaser a list of employees of the Seller or its Affiliates (other than the MCH Companies) that Seller and such Affiliates will make available to Purchaser (the “Available Employees”), to discuss potential employment with Purchaser (which discussions the Parties agree shall not violate Section 12.5)), which list shall include each employee’s name, job title, work location, and current employment status (i.e., active, on leave of absence, on vacation, etc.) as of the Effective Date.  The Purchaser shall have the option to make an offer of employment to each Available Employee whom it desires to employ on such terms and conditions as the Purchaser shall determine in its sole discretion.  Any contacts by the Purchaser and each Available Employee shall be subject to such restrictions concerning time, frequency and manner as the Seller may reasonably determine.

(b)   Not later than 60 days after the Effective Date, the Purchaser shall deliver to Seller a list that sets forth the names of each Available Employee who has agreed to accept employment with Purchaser (each, a “Hired Employee”) and the date that such Available Employee’s employment with Purchaser is expected to commence.

(c)   Not later than the date each Hired Employee commences employment with the Purchaser or an Affiliate thereof, such Hired Employee shall cease to participate actively or be eligible to participate actively in all “employee benefit plans” within the meaning of Section 3(3) of ERISA of Seller or its Affiliates providing benefits to any Available Employees (the “Seller Plans”).  The Purchaser shall not assume any of the Seller Plans.

(d)   The Parties agree to cooperate to the extent reasonably required so that their respective rights and responsibilities under this Section 6.8 are managed in a manner that complies with the requirements of the privacy standards under the Health Insurance Portability and Accountability Act relating to the privacy of individually identifiable health information.

6.9.         Employee Benefit Matters.  During the two-year period following the Closing Date for each Portfolio Segment, the Purchaser shall use commercially reasonable efforts to cause each Transferred Interest included in such Portfolio Segment to provide to employees who immediately before the Closing are employed by such Transferred Interest and remain employed following such Closing Date (the “Company Employees”), for so long as each such Company Employee remains so employed by such Transferred Interest, salary and employee benefits that, with respect to each Company Employee, are substantially comparable to the salary and employee benefits that such Company Employee enjoyed and to which such Company Employee would have been entitled under Applicable Laws, Contracts, policies, practices and Benefit Plans in effect immediately prior to the Closing.  To that purpose, the Purchaser shall use commercially reasonable efforts to ensure that, with respect to each Transferred Interest for the two-year period following such Closing Date:

(a)   each such Company Employee who incurs a termination of employment during such period shall receive severance payments and severance benefits that are substantially comparable to the severance payments and severance benefits to which such Company Employee would have been entitled under Applicable Laws, Contract, policies and practices as in effect immediately prior to the Closing;

(b)   such Transferred Interest shall give Company Employees full credit for such Company Employees’ service with such company for purposes of eligibility, vesting, and determination of the level of benefits under any Benefit Plans and other employment policies to the same extent recognized by such Transferred Interest immediately prior to the Closing (provided that such credit does not result in duplication of benefits); and

(c)   such Transferred Interest: (i) waives any preexisting condition limitations or period-of-employment limitations otherwise applicable to Company Employees and their eligible dependents under any Benefit Plan or plan that replaces any Benefit Plan, other than any limitations that were in effect with respect to such employees immediately before the Closing; and (ii) waives any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents at or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement prior to the Closing.

Notwithstanding anything set forth in this Section 6.9, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Benefit Plan or other employee benefit or policy, or shall limit the right of the Purchaser or any Portfolio Company to amend, terminate or otherwise modify any Benefit Plan or any employee benefit plan maintained or contributed to by the Purchaser or any Portfolio Company following the Closing Date, nor shall any provision of any such Benefit Plan, benefit or policy be deemed to be amended, terminated or otherwise modified hereby.  The Seller and the Purchaser acknowledge and agree that all provisions contained in this Section 6.9 are included for the sole benefit of the Seller and the Purchaser, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Company Employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Purchaser or any Portfolio Company.

6.10.       Certain Other Terms.  Notwithstanding any term or provision hereof, the following provisions shall apply:

(a)   Prior to the Closing for each Portfolio Segment, except as otherwise agreed in the Transition Services Agreement, the Seller shall take such actions as may be necessary to terminate or sever (with appropriate mutual releases) upon such Closing any services jointly shared or used by the corresponding Portfolio Companies and the Seller or a Non-MCH Affiliate, including the termination or severance of insurance policies (including those policies referred to in Section 6.11), joint Tax services, joint legal services and joint banking services (to include the severance of any centralized clearance accounts) and each Contract listed on Schedule 6.10 (the “Terminated Contracts”).

(b)   At or prior to the Closing for each Portfolio Segment, the Seller shall take such actions as may be necessary to terminate or retire any indebtedness owing from any Portfolio Company in such Portfolio Segment to any Non-MCH Affiliate.

(c)   At the Closing for each Portfolio Segment, all accounts receivable, accounts payable and trade payables of the corresponding Transferred Interests shall remain with the Transferred Interests.  All invoices for goods purchased, or services performed, pertaining to such Transferred Interests or their businesses, for goods purchased or services rendered whether before or after the Execution Date or the Closing Date shall be for the sole account of the Transferred Interests, and the Seller shall not be liable in any way thereby.  Following a Closing, the Purchaser agrees to use commercially reasonable efforts to cause each of the MCH Companies that is a Transferred Interest to perform all of its obligations and commitments arising before or after the Execution Date or the Closing Date.

(d)   The Seller shall have the right to cause the Portfolio Companies to pay dividends or distributions of cash to the Seller in the ordinary course of business consistent with past practices at any time prior to such Portfolio Company becoming part of a Transferred Interest.

(e)   Within 15 calendar days after the Closing of the Jamaica Segment, the Purchaser shall (directly or through one of its Affiliates) make a Change of Control Offer under and in compliance with Section 3.22(e) of the JPS Indenture, with a specified Change of Control Payment Date to occur 30 days after the date of such Change of Control Offer; and the Purchaser shall take all other actions (including the timely performance of such Change of Control Offer) necessary for said Section 3.22(e) to be applicable to any and all obligations under the JPS Indenture relating to a Change of Control Offer.  For the avoidance of doubt, the Parties understand and agree that the Purchaser may extend the Change of Control Offer through any 100%-owned Affiliate within the Jamaica Segment, but in no event shall such Change of Control offer be extended by, or any obligations or liabilities in respect thereof be incurred (directly or indirectly) by, JPS.

(f)    On or prior to the Closing Date, the Seller shall cause all receivables and payables between the relevant Portfolio Company, on the one hand, and any of the Seller or its Affiliates (excluding any Portfolio Company), on the other hand, to be paid in full or otherwise extinguished in a manner that does not increase any Tax liability or decrease any Tax asset of any Portfolio Company.

6.11.       Insurance.  Notwithstanding any term or provision to the contrary, the following provisions shall apply as to the matters set forth herein:

(a)   As of each Closing Date, the Seller shall have no obligation to procure or maintain any insurance for the benefit of the corresponding Transferred Interests.  To the extent of insurance policies that cease to be in effect at such Closing, the Purchaser shall obtain, or assist the respective Portfolio Companies to obtain, replacement insurance coverage that is reasonably consistent with historical practices.  In no event shall the Seller or any Non-MCH Affiliate be obligated to maintain in effect, procure in lieu thereof, or pay any costs or premiums relating to, any insurance coverage for such Transferred Interests after such Closing.

(b)   Not more than 15 Business Days after the Effective Date, the Seller will provide to the Purchaser a description of the insurance policies maintained by or for the account of the Portfolio Companies that will cease upon a Closing, and which are to be replaced by comparable insurance coverage procured by the Purchaser and in effect at the applicable Closing.

(c)   From and after each Closing Date, for a period of six years from the respective Closing Date, the Purchaser shall use commercially reasonable efforts to ensure that:

(i)            to the fullest extent permitted under Applicable Law and their respective Charter Documents, there is no material adverse change to any obligation of a Transferred Interest, as of the Closing Date, to indemnify and hold harmless each former employee, agent, director or officer of such company against any costs or expenses or liabilities (including advancing attorneys’ fees and expenses in advance of the final disposition) arising from any actual or threatened Claim in connection with any action or omission by such Person in his or her capacity as an employee, agent, director or officer occurring or alleged to have occurred on or prior to the Closing Date; and

(ii)           except to the extent required by Law, the Purchaser will not take any action to amend, modify or repeal provisions for such indemnification as may exist in the Charter Documents of such corresponding Transferred Interest, or to modify insurance coverage relating thereto, in a manner that would reduce the benefits thereof to former employees, agents, directors or officers.

6.12.       Seller’s Covenants Relating to the Closing Conditions.

(a)   Promptly upon the same becoming available, and in any event not less than five Business Days prior to the first Closing Date, the Seller shall provide to the Purchaser the Audited Company Financial Statements for the following Portfolio Companies:

(i)            Mirant Trinidad Investments, LLC;

(ii)           Power Generation Company of Trinidad and Tobago Limited;

(iii)          Mirant Curaçao Investments, Ltd.;

(iv)          CUC Holdings N.V.;

(v)           Curaçao Utilities Company N.V.;

(vi)          Mirant Grand Bahama Limited;

(vii)         Grand Bahama Power Company Limited; and

(viii)        JPS.

(b)   Except as contemplated by this Agreement or with the prior written consent of the Purchaser, during the Interim Period for each Portfolio Company, the Seller shall use commercially reasonable efforts to bring about for the corresponding Portfolio Segment, as soon as practicable after the date hereof, the satisfaction of all the Closing Conditions set forth in Article 8.

6.13.       Purchaser’s Covenants Relating to the Closing Conditions.

(a)   Except as contemplated by this Agreement or with the prior written consent of the Seller, during the Interim Period for each Portfolio Company the Purchaser shall use commercially reasonable efforts to bring about for the corresponding Portfolio Segment, as soon as practicable after the date hereof, the satisfaction of all the conditions for Closing set forth in Article 9.

(b)   The Purchaser shall obtain the Funds, and be in a position to immediately satisfy the Funding Obligations, in each case as promptly as reasonably practicable so that the Closing Dates shall not in any event be delayed or deferred by reason of the Purchaser’s lack of Funds. The Purchaser shall promptly advise the Seller of any material developments prior to each Closing Date that may adversely affect its ability to timely fulfill its Funding Obligations on and following such Closing Date.  Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges and agrees that its obligations hereunder are not conditioned or excused in any manner based upon any financing arrangements or conditions to which the Purchaser may be party, or the Purchaser’s inability for any reason to obtain all or any part of the Funds to satisfy the Funding Obligations.  The Seller and its Affiliates shall provide reasonable cooperation in requests by the Purchaser for information related to the Portfolio Companies as reasonably required for the Purchaser’s financing (which financing is not a condition to the Transaction).

6.14.       Supplements to Company Schedules.

(a)   During the Interim Period for each Portfolio Company, the Seller may provide written notices to the Purchaser supplementing or modifying the information disclosed in Attachment I and the Company Schedules for such Portfolio Company to the extent that the Seller reasonably believes such supplements or modification to be appropriate or necessary.  Each such notice shall be effective upon the Purchaser’s receipt thereof in accordance with Sections 12.1(b) and 12.6.

(b)   In furtherance of Section 6.14(a), the Parties understand and acknowledge that certain information contained in Attachment I, as denoted therein with an asterisk, may be missing or incomplete on the Effective Date and shall be added and completed pursuant to supplemented Attachment I in accordance with this Section 6.14 on or before the first Closing Date hereunder, it being further understood that the absence of such missing or incomplete information on the Effective Date shall not constitute a basis for a Claim under Section 11.1(a)(i).  Further, the Parties understand and acknowledge that Attachment I will be supplemented to reflect changes arising pursuant to Section 6.3(b)(iii) and 6.3(b)(iv).

6.15.       Transition Services.  Promptly following execution of this Agreement, the Purchaser and the Seller agree to enter into good faith negotiations relating to the possible provision by the Seller or a Non-MCH Affiliate of transition support services, with such scope of services and on such terms and conditions as the Parties may mutually agree (any such written agreement relating thereto being the “Transition Services Agreement”); provided, that neither the Seller nor the Purchaser shall have any obligation to enter into any such Transition Services Agreement and any such Transition Services Agreement shall not be required to exist as a condition to any Closing hereunder.

6.16.       Risk of Loss.  If, during the period from the date of this Agreement until the Closing, if any of the Assets of a Portfolio Company (“Acquired Assets”) are damaged or destroyed by fire or other casualty, and the uninsured portion of such Loss or damage is more than $300,000 (as estimated in good faith by the Seller), then: (i) such Portfolio Company shall restore, repair and/or replace the damaged or affected Acquired Assets to a condition reasonably comparable to their prior condition; and (ii) to the extent such Loss or damage is not restored, repaired or replaced prior to the Closing, the Working Capital of such Portfolio Company shall be reduced by an amount equal to the cost to restore, repair and/or replace the damaged or affected Acquired Assets as agreed by the Seller and the Purchaser or, in the event of a dispute, the determination of an independent third party designated by the Seller and the Purchaser.  The Parties agree that to the extent a Loss or damage described in this Section 6.16 has been addressed through insurance payments or an adjustment to Working Capital, it shall not constitute a Material Adverse Effect for purposes of Section 8.6 or otherwise under this Agreement.

6.17.       No Solicitation.  Each of the Parties agrees that, during the Interim Period, it shall not, and shall cause its Representatives and Affiliates not to, without the Knowledge and participation of the other Party, (i) solicit, initiate, or encourage the submission of any proposals, offers, or inquiries from any Person, or enter into any Contract or Option, relating to (a) any direct or indirect equity investment in or with respect to, (b) any direct or indirect purchase of any equity securities of or other ownership interest in, or (c) any merger, consolidation, or business combination with, in each case any or all of the Portfolio Companies; or (ii) participate in or continue any discussions, negotiations, or other communications regarding or, except as required by Law, furnish to any other Person any information with respect to, or in contemplation of, any transaction of the types described in clause (i) of this sentence. Nothing in this Section 6.17 shall restrict either (i) the Seller’s right to take actions reasonably required pursuant to the terms of the Seller Consent Requirements or the Seller Approval Requirements or (ii) the Purchaser’s right to take actions reasonably required pursuant to the terms of the Purchaser Approval Requirements.

7.             TAX AND FINANCIAL INFORMATION MATTERS

7.1.         Preparation and Filing of Tax Returns.

(a)   Transfer and Similar Taxes.  Notwithstanding any other provision of this Agreement to the contrary, all sales, gross receipts, use, goods and services, value added, documentary, gains, stamp, duties, excise, recording, transfer and conveyance Taxes and other similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Transaction shall be borne by the Purchaser, except that Transfer Taxes attributable to the Bahamas Segment, if any, shall be borne equally by the Seller and the Purchaser, and the Parties each shall accurately file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely pay all such Transfer Taxes.  If required by Applicable Law, the Purchaser will cause each MCH Company that is a Transferred Interest to join in the execution of any such Tax Return.  The Parties shall provide copies of any Tax Returns with respect to Transfer Taxes to each other Party no later than five calendar days after the due dates of such Tax Returns.

(b)   MCH Company Tax Returns.  Except as otherwise provided in Section 7.1(a) above:

(i)            The Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or on behalf of each MCH Company if and to the extent that the due date for such Tax Return (including customary extensions thereof) occurs on or before the Closing Date for such MCH Company, and the respective MCH Company shall remit (or cause to be remitted) in respect of such Tax Returns any Taxes shown thereon.  Except to the extent otherwise required by Applicable Law, all such Tax Returns shall be prepared in a manner consistent with past practice.

(ii)           The Purchaser shall file and pay, or cause to be filed and paid, when due all Tax Returns that are required to be filed by or on behalf of each MCH Company in all instances where the due date (including extensions thereof) occurs after the Closing Date for such MCH Company, and the Seller shall have no liability or responsibility therefore except as may otherwise be expressly provided in this Agreement.  Except to the extent otherwise required by Applicable Law, all such Tax Returns shall be prepared in a manner consistent with past practice.

(iii)          Any Tax Return required to be filed by an MCH Company after the Closing Date for such MCH Company that relates to a taxable year or period beginning before such Closing Date and ending on or prior to such Closing Date (a “Pre-Closing Tax Period”) or following such Closing Date (a “Straddle Period”) shall be provided by the Purchaser to the Seller promptly following the filing thereof (with copies of all appropriate supporting materials); provided that with respect to Tax Returns relating to income or profit Taxes, draft copies thereof shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller’s approval not less than 20 Business Days prior to the due date for the filing of such Tax Return.  If the Seller does not provide to the Purchaser written comments to such Tax Return at least 10 Business Days prior to such due date, the Seller shall be deemed to have approved such Tax Return in the form submitted by the Seller; if the Seller shall provide such written comments at least 10 Business Days prior to such due date, the Purchaser shall incorporate (or cause the relevant MCH Company to incorporate) such comments into such Tax Return to the fullest extent that such comments do not conflict with (i) Applicable Law or (ii) to the extent not mandated by Applicable Law, the past practices of such MCH Company (including any such practices reflected in the computation of the Purchase Price Adjustment) or (iii) to the extent not mandated by Applicable Law and not resolved by past practices, reasonable standards of Tax practice in such jurisdiction.  No later than five calendar days prior to the due date thereof, upon not less than two Business Days demand from the Purchaser specifying the amount payable, the Seller shall pay to the Purchaser an amount equal to the Net Tax Liability arising from such Tax Return for the Pre-Closing Tax Period, or for the portion of such Straddle Period ending on the Closing Date for such MCH Company, except to the extent taken into account in the computation of the Purchase Price Adjustment relating to such MCH Company or its Portfolio Segment.  For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 7.1(c)(i) hereof.

(c)   Refunds.

(i)            If the Purchaser or any MCH Company receives any Tax refund (including any interest in respect thereof) that relates to any Pre-Closing Tax Period or portion of a Straddle Period ending on or before the Closing Date, for any such MCH Company, such Tax Refund shall be for the account of the Seller, and, except to the extent that the amount of such Tax refund was taken into account in the computation of the Purchase Price Adjustment for such MCH Company or its Portfolio Segment, the Purchaser shall pay over (or cause such MCH Company to pay over) to the Seller in cash the Net Tax Refund relating to such refund (together with interest, if any) within 15 calendar days after receipt of such refund.  For purposes of this Section 7.1(c), where it is necessary to apportion a refund between the Purchaser and the Seller for a Straddle Period, such refund shall be apportioned between the period deemed to end at the close of the corresponding Closing Date and the period deemed to begin at the beginning of the day following such Closing Date on the basis of an interim closing of the books of the corresponding MCH Company, except that refunds of Taxes imposed on a periodic basis (e.g., real property Taxes) shall be allocated on a daily basis.

(ii)           The Purchaser shall cooperate, and cause each MCH Company that is a Transferred Interest to cooperate, in obtaining any Tax refund that the Seller reasonably believes should be available, including through filing appropriate forms with the applicable Tax authority; provided, however, that requesting or obtaining such a Tax refund would not adversely affect the Taxes or the Tax position of the Purchaser, such MCH Company or any subsidiary of such MCH Company for any post-Closing taxable period or portion thereof.

(d)   Assistance and Cooperation.  The Parties shall reasonably cooperate in preparing and filing all Tax Returns with respect to the MCH Companies included in the Transferred Interests, including maintaining and making available to each other all records reasonably necessary in connection with Taxes of such MCH Companies and in resolving all Disputes and audits with respect to all Tax periods relating to Taxes of any such MCH Company.

(e)   Section 338(g) Elections.  The Purchaser shall not make any election under Section 338(g) of the Code (or any analogous provision of state, local, or non-United States income tax Law) with respect to the purchase (or deemed purchase) of the equity interests of any Portfolio Company in connection with the Transaction, without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.  If the Seller does so consent, the Purchaser shall be liable for, and shall pay, any Tax attributable to, or resulting from, the making of such election and will indemnify the Seller from and against any Tax liability or other adverse consequences attributable to, or resulting directly or indirectly from, the making of such election.  Any indemnification obligation of the Purchaser pursuant to this Section 7.1(e) shall be increased by the relevant After Tax Amount.  For purposes of this Section 7.1(e), “After Tax Amount” means any additional amount necessary to reflect the Tax consequences of the receipt or accrual of such reimbursement payment (including the payment of an additional amount or amounts hereunder) determined by using the actual marginal United States, state, local or non-United States rates for the relevant taxable period.

(f)    Termination of Tax Sharing Agreements.  On or prior to the Closing Date for any Portfolio Segment, the Seller shall take all reasonable efforts to cause all Tax sharing agreements between: (i) the Seller or any Non-MCH Affiliate; and (ii) any Portfolio Companies within such Portfolio Segment, to be terminated, and all obligations thereunder shall be settled, and no additional payments shall be made under any provisions thereof after the Closing Date.

(g)   Post-Closing Actions Affecting the Seller’s Liability for Taxes.  Except as may otherwise be required by Applicable Law or as otherwise permitted by this Agreement:

(i)            The Purchaser shall not, and shall cause each MCH Company that is a Transferred Interest not to, take any action outside of the ordinary course of business (other than pursuant to Section 7.1(e) hereof relating to a Section 338(g) election) which would reasonably be expected to (A) increase the Seller’s or any Non-MCH Affiliate’s liability for Taxes or (B) result in a net increase of, or change in the character of, any income or gain (including any subpart F income) that the Seller or any Non-MCH Affiliate must report on any Tax Return.

(ii)           The Purchaser shall not, and shall cause each MCH Company that is a Transferred Interest not to, amend, refile, or otherwise modify any Tax Return relating in whole or in part to the Portfolio Companies with respect to any taxable year or period on or before the corresponding Closing Date without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

(iii)          The Purchaser shall not, and shall cause each MCH Company that is a Transferred Interest not to, carryback for Tax purposes to any taxable period, or portion thereof, of any Portfolio Company ending before, or which includes, the corresponding Closing Date, any operating Losses, net operating Losses, capital Losses, Tax credits or similar items arising in, resulting from, or generated in connection with a taxable year, or portion thereof, of the Purchaser or any of its Affiliates ending on or after such Closing Date.

7.2.         Access to Information.

(a)   After each Closing Date and for a period of seven years following the final Closing Date hereunder, or such longer period as may be required by Applicable Law, the Seller and the Purchaser shall grant each other (or their respective designees), and the Purchaser shall cause each MCH Company that is a Transferred Interest to grant to the Seller (or its designees), access at all reasonable times to all of the information, books and records relating to this Transaction or to the corresponding Portfolio Companies in its possession that are not otherwise protected by legal privilege, and shall afford such Party the right (at such Party’s expense) to take extracts therefrom and to make copies thereof, to the extent that such Party may reasonably request for purposes of completing or reconciling its financial and Tax accounts.

(b)   In furtherance of the preceding Section 7.2(a):

(i)            the Purchaser and the Seller agree to furnish, or cause to be furnished, to each other and their respective Representatives, during normal business hours, such information (including records pertinent to the MCH Companies that are Transferred Interests and, to the extent available, the Designated Companies) as may be reasonably necessary for financial reporting and accounting matters in connection with the transactions contemplated by this Agreement; and

(ii)           the Purchaser shall use its reasonable best efforts to promptly complete its financial audit of the Portfolio Companies that are Transferred Interests for the fiscal and tax years in which the corresponding Closing Date shall occur, so as to permit the Seller to timely complete its audit for, and Tax Returns with respect to, the same period.

(c)   For a period of seven years after the final Closing Date hereunder, or such longer period as shall be required by Applicable Law, the Purchaser shall each retain all books and records in its possession relating to the Transferred Interests (including work papers and relevant correspondence with accountants and Tax authorities) to the extent that such books and records relate to Taxes or the financial accounts of such Portfolio Companies through the end of the fiscal and Tax years in which the corresponding Closing Date shall have occurred.  If the Purchaser shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, the Purchaser shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller’s expense, to segregate and remove such books and records as the Seller may select.

7.3.         Indemnification by the Seller.   The Seller agrees to indemnify and hold harmless the Purchaser to the extent, and subject to the limitations, set forth in this Section 7.3 and Section 7.3, from and against the Tax Liability Amount arising from any or all of the following (without duplication):

(i)            Any failure by the Seller to make payment is full as may be required under Section 7.1(a);

(ii)           any failure by the Seller to make payment in full as may be required under Section 7.1(b)(iii);

(iii)          any liability of an MCH Company for unpaid Taxes (other than Taxes referred to in clauses (i) and (ii) above) in respect of any tax period or portion thereof (determined on the basis of the principles described in Section 7.1(c)(i)) ending on or before such MCH Company’s Closing Date;

(iv)          the Tax Indemnification Agreement and any Tax sharing agreement not terminated pursuant to Section 7.1(f); and

(v)           any other breach by the Seller of any covenant, agreement or obligation of the Seller under this Article 7;

provided, that the Seller shall have no liability therefor if and to the extent that such Tax Liability Amount shall have been taken into account in the computation of the Purchase Price Adjustment relating to the respective MCH Company or its Portfolio Segment.

7.4.         Indemnification by the Purchaser.

The Purchaser agrees to indemnify and hold harmless the Seller to the extent, and subject to the limitations, set forth in this Section 7.4 and Section 7.4, from and against any and all Losses incurred by the Seller from the breach by the Purchaser of any covenant, agreement or obligation of the Purchaser under this Article 7.

7.5.         Tax Claim Procedures.

(a)   If a Claim shall be made by any Taxing Authority that, if successful, would result in a Claim under this Article 7 (referred to herein as a “Tax Claim”) for payment by one Party (the “Tax Indemnifying Party”) to the other Party (the “Tax Indemnified Party”), the Tax Indemnified Party shall notify the Tax Indemnifying Party in writing of such fact.  Such notice shall be provided promptly, and shall be considered to have been timely provided if made in accordance with Section 12.1 not later than the earlier of (i) 20 Business Days after receipt by the Tax Indemnified Party (or, in the case of the Purchaser, the relevant MCH Company) of such Tax Claim or (ii) such earlier date that is not later than 5 Business Days prior to the date on which a response to such Tax Claim is first required to be made to the relevant Taxing Authority; provided that (x) a good faith failure to give such timely notification shall not affect the rights of the Tax Indemnified Party to indemnification under this Article 7 if made in accordance with Section 12.1 no later than 10 Business Days prior to the date on which a response to such Tax Claim is first required to be made to the relevant Taxing Authority and (y) the Tax Indemnified Party shall not be deemed to be in violation of the foregoing notice requirements if it obtains, in good faith, an extension of the date on which a response to such Tax Claim is first required by submitting a non-substantive response or similar request for extension to the Taxing Authority.

(b)   If the Purchaser is the Tax Indemnified Party and the Tax Claim involves solely Taxes, or other payments giving rise to indemnity under Section 7.3, for a Pre-Closing Tax Period, the Seller shall be entitled to employ counsel, at its own expense, and shall be entitled to control the conduct of such Tax Claim, pursuant to the provisions set forth in this section, so long as the Seller provides the Purchaser with written notice of its election to control such Tax Claim within 20 Business Days after receiving notice of such Tax Claim in accordance with Section 7.5(a).  If the Seller elects in writing to control such Tax Claim, the Seller shall keep the Purchaser informed regarding the progress and substantive aspects of such Tax Claim and the Seller shall conduct such Tax Claim diligently and in good faith.  If the resolution of such Tax Claim (whether by discharge, settlement, compromise or other disposition) may reasonably be expected to have an adverse effect on the Tax liability of the Purchaser or any MCH Company that is a Transferred Interest for any tax period (or portion thereof) after the Closing Date, then (i) such resolution shall not be effected by the Seller without obtaining the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (ii) the Seller shall consult in good faith with the Purchaser and offer the Purchaser a reasonable opportunity to comment before submitting any written materials or taking other significant actions in connection with such Tax Claim to the extent such materials or actions might adversely affect the Purchaser or any MCH Company, and (iii) the Seller shall give the Purchaser advance notice of meetings with the Taxing Authority, and allow the Purchaser to participate at such meetings.  If the Seller does not elect to control such Tax Claim, the Purchaser shall (w) conduct the Tax Claim diligently and in good faith, (x) keep the Seller informed regarding the progress and substantive aspects of such Tax Claim (y) if and to the extent so requested in writing by the Seller with respect to such Tax Claim, consult in good faith with the Seller before submitting any significant written materials or taking other significant actions in connection with such Tax Claim and give the Seller advance notice of meetings with the Taxing Authority and allow the Seller to participate at such meetings and (z) not resolve such Tax Claim without obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)   If the Purchaser is the Tax Indemnified Party and the Tax Claim involves Taxes, or other payments giving rise to indemnity under Section 7.3, for any Straddle Period, the Purchaser shall attempt in good faith to sever the Tax Claim to (x) a Tax Claim which shall be subject to the provisions of subsection (b) above, and (y) other Tax Claims the conduct of which shall be outside of the scope of this Section 7.5.  If the attempt to sever the Tax Claim fails, the Purchaser shall control the conduct of such Tax Claim pursuant under this Section 7.5(c), and the Purchaser shall (i) keep the Seller informed about the progress and substantive aspects of, and shall consult with the Seller in good faith before taking any significant action in connection with, any items in such Tax Claim for which the Seller may be liable, (ii) consult in good faith with the Seller and provide it a reasonable opportunity to comment, at the Seller’s own expense, before submitting any written materials prepared or furnished in connection with such Tax Claim to the extent such materials concern matters for which the Seller may be liable, (iii) the Purchaser shall give the Seller advance notice of meetings involving matters of the Tax Claims for which the Seller may be liable and shall allow the Seller to participate in such meetings, (iv) the Purchaser shall conduct the Tax Claim diligently and in good faith, and (v) the Purchaser shall not resolve matters in such Tax Claim for which the Seller has liability under this Article 7 without obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.

(d)   If the Seller is the Tax Indemnified Party and the Tax Claim involves solely Taxes, or other payments giving rise to indemnity under Section 7.4, the Seller shall control such Tax Claim subject to the provisions set forth in this Section 7.5(d) and shall keep the Purchaser informed regarding the progress and substantive aspects of such Tax Claim.  In connection therewith, the Seller shall keep the Purchaser informed about the progress and substantive aspects of, and shall consult with the Purchaser in good faith before taking any significant action in connection with, any items in such Tax Claim for which the Purchaser may be liable, (ii) the Seller shall consult in good faith with the Purchaser and provide it a reasonable opportunity to comment, at Purchaser’s expense, before submitting any written materials prepared or furnished in connection with such Tax Claim (including, to the extent practicable, any documents furnished to the applicable Tax authority in connection with any discovery request) to the extent such materials concern matters in the Tax Claim for which Purchaser may be liable, (iii) the Seller shall give the Purchaser advance notice of meetings or discussions involving matters in the Tax Claims for which the Purchaser may be liable and shall allow the Purchaser to participate in such meetings and discussions, (iv) the Seller shall conduct the Tax Claim diligently and in good faith, and (v) the Seller shall not dispose of matters in such Tax Claim for which the Purchaser has liability under Section 7.4 hereof without obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed

(e)   If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to this Article 7, the extent of the liability of the Tax Indemnified Party with respect to a Tax Claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with a Taxing Authority or other Governmental Agency having jurisdiction thereof to be less than the amount previously advanced by the Tax Indemnifying Party, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount of such excess together with any interest received thereon from the applicable Taxing Authority and any recovery of legal fees from such Taxing Authority, net of any Taxes as are required to be paid by the Tax Indemnifying Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax in the year of recovery without regard to any other Tax Items).

(f)    Each Party hereby grants (or, as appropriate, will cause the relevant MCH Company to grant) to the other Party a binding power of attorney, and agrees to provide further evidence of such grant as may be necessary, to permit the other Party to act as set forth in this Section 7.5 with respect to any such Tax Claims.

7.6.         Conflicts.  In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, this Article 7 shall control.

8.             THE PURCHASER’S CONDITIONS TO CLOSING

The obligation of the Purchaser to close under this Agreement with respect to each Portfolio Segment is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Purchaser in its sole discretion):

8.1.         Representations and Warranties.

(a)   The representations and warranties made by the Seller in Articles 3 and 4 of this Agreement in connection with the Closing for such Portfolio Segment, taken individually and as a whole, shall be accurate in all material respects (except that such representations and warranties that are qualified by materiality shall be true and correct as written) on and as of the applicable Closing Date as though made on and as of such Closing Date.

(b)   The differences in the aggregate between (i) the representations and warranties as made as of the date hereof and (ii) the corresponding representations and warranties as made as of such Closing Date (including differences, if any, between the Unaudited Company Financial Statements and the Audited Company Financial Statements) shall not constitute nor are reasonably expected to result in a Material Adverse Effect (it being understood that, for purposes of determining the differences between such representations and warranties, all “Material Adverse Effect” qualifications and similar qualifications contained in such representations and warranties shall be disregarded).

8.2.         Performance.  The Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Seller at or before such Closing.

8.3.         Deliveries.  The Seller shall have made all deliveries required of it under Section 2.4.

8.4.         Orders and Laws.  There shall not be any litigation or proceedings (filed by a Person other than the Purchaser or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions at such Closing contemplated by this Agreement.

8.5.         Consent and Approval Requirements.  The Seller Consent Requirements and Seller Approval Requirements relating to such Closing shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting, review and appeal periods imposed by any Governmental Authority shall have occurred.

8.6.         Material Adverse Effect.  Except for those matters disclosed in Articles 3 and 4 of this Agreement, and the Schedules hereto, no Material Adverse Effect shall have occurred and be continuing since the date of the Company Financial Statements.

9.             THE SELLER’S CONDITIONS TO CLOSING

The obligation of the Seller to close with respect to each Portfolio Segment under this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Seller in its sole discretion):

9.1.         Representations and Warranties.  The representations and warranties made by the Purchaser in Article 5 of this Agreement, taken individually and as a whole, shall be accurate in all material respects (except that such representations and warranties that are qualified by materiality shall be true and correct as written) on and as of the applicable Closing Date as though made on and as of such Closing Date or, in the case of representations and warranties made as of a specified date earlier than such Closing Date, on and as of such earlier date.

9.2.         Performance.  The Purchaser shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Purchaser at or before such Closing.

9.3.         Deliveries.  The Purchaser shall have taken all actions and made all deliveries required of it under Sections 2.5, 6.6 and 6.11.

9.4.         Orders and Laws.  There shall not be any litigation or proceedings (filed by a Person other than the Seller or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions at such Closing contemplated by this Agreement.

9.5.         Approval Requirements.  The Purchaser Approval Requirements relating to such Closing shall have been duly obtained, made, satisfied or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.

10.          TERMINATION

10.1.       Termination.  If any of the following events shall occur and be continuing:

(a)   at any time before the Closing for a Portfolio Segment, any Law or order becomes effective and continues in effect for 90 calendar days restraining, enjoining or otherwise prohibiting or making illegal the purchase or sale pursuant to this Agreement of the

Transferred Stock relating to such Portfolio Segment, and either Party shall not have proposed to the other Party an alternative method for conveying such Portfolio Segment to the Purchaser in compliance with such Law or order that is reasonably acceptable to both Parties, and if such event shall thereafter continue for 10 calendar days after notice under this Section 10.1(a) by either Party to the other Party; or

(b)   at any time in connection with a Closing for one or more Portfolio Segments, if the Purchaser has failed to make payment of all or part of the Purchase Price on the Closing Date specified for such Closing and such failure shall not have been remedied within one Business Day after receipt of notice from the Seller; or

(c)   at any time before the Closing for one or more Portfolio Segments, if a Party has materially breached its obligations hereunder and such breach (other than a breach of the Purchaser’s obligation to pay the Purchase Price in accordance with the terms of Article 2 or a breach by the Purchaser under Section 12.10(a)) has not been cured within 30 calendar days after notice thereof from the other Party; provided, that if at the end of such 30-day period, the breaching Party is endeavoring in good faith, and proceeding diligently, to cure such breach, the breaching Party shall have an additional 15 calendar days in which to effect such cure, after notice under this Section 10.1(c) by the non-breaching Party to the breaching Party; or

(d)   at any time before the Closing for one or more Portfolio Segments, if the Purchaser Security posted by way of an irrevocable letter of credit has expired or is set to expire within 30 calendar days and the Purchaser has not, within 20 calendar days after written notice thereof from the Seller, replaced such letter of credit with the Purchaser Security in cash or in the form of a substitute letter of credit in the form set forth in Exhibit A-1, after notice under this Section 10.1(d) from the Seller to the Purchaser, or

(e)   if no Closing has occurred for a Portfolio Segment on or before the date 365 calendar days after the date of this Agreement, then after notice under this Section 10.1(e) in respect of such Portfolio Segment from either Party to the other Party;

then, and in any such case: (i) the obligation of the Seller to sell, and the Purchaser to purchase, such Portfolio Segment or Portfolio Segments (as specified by the Party entitled to give notice, above), and all related obligations relating to Closing, Interim Periods and related matters for such Portfolio Segment or Portfolio Segments, shall thereupon terminate and be of no further force or effect; and (ii) if such termination shall be in respect of the Jamaica Segment, the obligations of the Parties as to all other Portfolio Companies that are not yet Transferred Interests shall thereupon terminate and be of no further force or effect.  Termination pursuant to this Section 10.1 is without prejudice to the rights of either Party in respect of a breach hereunder.

10.2.       Effect of Termination.

(a)   If the obligations with respect to any Portfolio Segment are validly terminated pursuant to Section 10.1, except as set forth in Sections 10.2(b) or 10.2(c), there will be no liability or obligation on the part of either Party as a direct result of such termination, without releasing or modifying any liability or obligations of the Parties as may otherwise arise hereunder.

(b)   If: (i) the obligations with respect to any Portfolio Segment are validly terminated by the Seller pursuant to Section 10.1(b), Section 10.1(c) (as a result of a breach by the

Purchaser), or Section 10.1(d); and (ii) as of the date of such termination, the Purchaser does not have any corresponding right of termination with respect to such Portfolio Segment pursuant to Section 10.1, then the Purchaser shall promptly pay to the Seller on first demand $30,000,000 or such lesser amount calculated in the manner set forth in Section 2.7, in respect of the Portfolio Segment or Segments so terminated (the “Break-Up Fee”).  To this end, the Seller shall have the absolute right and discretion to apply the Purchaser Security to such Break-Up Fee in accordance with Section 2.7(b).  Without releasing or modifying any liability or obligations of the Parties as may otherwise arise hereunder, the Break-Up Fee shall be paid to the Seller as liquidated damages and not as a penalty and shall be the Seller’s sole and exclusive remedy against the Purchaser or any Representative or Affiliate of the Purchaser under this Agreement or otherwise as a direct result of such termination.  The Parties recognize that the estimation of damages to the Seller arising from such a termination of a Portfolio Segment would be difficult to determine.

(c)   Subject to Section 11.4 but notwithstanding any other provision of this Agreement to the contrary, if the obligations with respect to any Portfolio Segment are validly terminated pursuant to Section 10.1(b) by the Purchaser as a result of a breach by the Seller, the Purchaser shall be entitled to all rights and remedies available to it.

11.          INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS, MEDIATION AND COURT ADJUDICATION

11.1.       Indemnification.

(a)   Subject to the limitations set forth elsewhere in this Article 11, after the Closing, the Seller agrees to indemnify and hold the Purchaser and its officers, directors, employees, agents and representatives harmless from and against any and all Losses incurred by the Purchaser or such officers, directors, employees, agents and representatives arising out of or resulting from any of the following:

(i)            any breach of a representation or warranty made by the Seller in this Agreement;

(ii)           the breach by the Seller of, or default in the performance by the Seller of, any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement; and

(iii)          any Retained Liabilities;

provided that the provisions of this Section 11.1(a) shall not apply as to any Claim or Claims made in respect of Section 4.9 or Article 7 hereof, all of which shall be governed solely by the terms of Article 7 hereof.

(b)   Subject to the limitations set forth elsewhere in this Article 11, after the Closing, the Purchaser agrees to indemnify and hold the Seller and its officers, directors, employees, agents and representatives harmless from and against any and all Losses incurred by the Seller or such officers, directors, employees, agents and representatives arising out of or resulting from any of the following:

(i)            any breach of a representation or warranty made by the Purchaser in this Agreement; and,

(ii)           the breach by the Purchaser of, or default in the performance by the Purchaser of, any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement;

provided that the provisions of this Section 11.1(b) shall not apply as to any Claim or Claims made in respect of Article 7 hereof, all of which shall be governed solely by the terms of Article 7 hereof.

(c)   Notwithstanding anything in this Agreement to the contrary, the Seller shall have no obligation to indemnify the Purchaser or any of its Representatives pursuant to this Article 11 for any breach of a representation, warranty or covenant by the Seller if, prior to the Closing Date:

(i)            the Purchaser had actual knowledge (without any requirement of inquiry) of such breach;

(ii)           if the Seller had Knowledge of such breach prior to the Closing Date, the Seller used commercially reasonable efforts to cure such breach prior to the Closing Date, even if such breach was not cured as a result of such efforts; and

(iii)          the Purchaser had the right to terminate this Agreement as a result, in whole or in part, of such breach and elected not to do so.

For the avoidance of doubt, no Claim may be asserted by the Purchaser under this Section 11.1(c) with respect to differences (if any) between the Unaudited Company Financial Statements and the Audited Company Financial Statements.

11.2.       Limitations of Liability.  Notwithstanding anything to the contrary in this Agreement:

(a)           except in the case of Claims arising under Section 3.3(a)(ii), no Claim or Claims arising out of the same facts may be asserted under Section 11.1(a)(i) or Section 11.1(b)(i) unless the Loss arising therefrom equals or exceeds $100,000 (the “Claim Threshold”), in which case only the amount in excess of the Claim Threshold shall be recoverable under this Article 11; provided, however, that the full amount of any such Loss shall be applied in determining whether the Deductible Amount has been reached, but shall not be included thereafter for the purpose of determining whether the Indemnity Cap has been reached.

(b)           if a non-breaching Party fails to provide written notice to a breaching Party of an alleged breach of a representation or warranty in Articles 3, 4 or 5 within the time periods specified in Section 11.3, which notice specifies in reasonable detail the factual basis of the alleged breach, such alleged breach shall be deemed, for all purposes, not to be a breach of such representation or warranty;

(c)           except in the case of Claims arising under Section 3.3(a)(ii), the Seller and the Purchaser shall have no liability under Sections 11.1(a)(i) and 11.1(b)(i), as applicable, unless the aggregate amount of all Losses incurred by the Seller or the Purchaser (excluding Losses for which Claims may not be asserted under Section 11.2(a) above) equals or exceeds 1.5% of the Aggregate Base Purchase Price as of the date of determination (the “Deductible Amount”), in which event the Seller shall be liable for the full amount of such Losses as of such date of determination;

(d)           except for liability for actual fraud or breach of the Seller’s representations in Sections 3.1, 3.2, 3.3(a)(ii), 3.4, 4.1, and 4.2 (the “Enumerated Sections,”) liability for which shall not exceed 100% of the Base Purchase Price allocable to the relevant Portfolio Segment, in no event shall either Party’s aggregate liability in respect of a Portfolio Segment arising out of or relating to the breach of a representation or warranty under this Agreement, exceed 15% of the Aggregate Base Purchase Price as of the date of determination (the “Indemnity Cap”);

(e)           the Parties shall have a duty to use their reasonable efforts to mitigate any Loss as to which an indemnity applies hereunder; and,

(f)            the Seller shall have no obligation to indemnify the Purchaser for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved Asset above its value on the Closing Date.

11.3.       Limited Claim Period.  Except for Claims involving actual fraud, and except as otherwise provided in Article 7, no Person shall make or bring any Claim under this Agreement relating to any Portfolio Company subsequent to a period that is 12 months after the relevant Closing Date for such Portfolio Company; provided, that Claims arising with respect to the following shall survive such date until expiry of the applicable statute of limitations:

(i)            Claims with respect to a breach of representation or warranty under the Enumerated Sections;

(ii)           Claims under Article 7, Section 4.10 and Section 4.12;

(iii)          Claims under Article 6, to the extent performance therein is contemplated after such Closing Date; and

(iv)          Claims under Article 12.

11.4.       Waiver of Remedies.

(a)           Except in the case of actual fraud, each of the Parties hereby agrees to limit its recourse for breach of representation or warranty by the other Party, and not make any Claim for any Loss or other matter, under, relating to or arising out of such breach, whether based on Contract, tort, strict liability, other Laws or otherwise, except for (i) Claims for indemnification pursuant to Article 7 or Sections 11.1(a)(i) or 11.1(b)(i) or (ii) as permitted in Article 10.

(b)           Notwithstanding anything to the contrary contained in this Agreement, except in the case of actual fraud by a Party hereto, no Party shall be liable under a Claim of indemnification for special, punitive, exemplary, consequential, or indirect damages, or lost profits (provided that such limitation with respect to lost profits shall not limit the Parties’ right to recover contract damages in connection with (i) a failure to close in violation of this Agreement or (ii) diminution in value of the shares purchased by the Purchaser), whether based on contract, tort, strict liability, other Laws or otherwise, and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault (the “Non-reimbursable Damages”).

(c)           The Parties agree that irreparable damage would occur in the event that (i) the provisions of Sections 6.5, 12.4 and 12.5; or (ii) Seller’s obligation to consummate the Closing following satisfaction or waiver of the conditions set forth in Article 9 are not in each case performed in accordance with their specified terms or are otherwise breached.  It is, accordingly, agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of said Sections by the other Party and to enforce specifically against such other Party the terms and provisions thereof in any court of competent jurisdiction, this being in addition to any other remedy at Law or in equity.

(d)           The Purchaser unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that it has or may have with respect to the payment of the Purchase Price or any other payments to be made by the Purchaser to the Seller under this Agreement or otherwise in connection with the Transaction.

(e)           Notwithstanding anything to the contrary contained in this Agreement, no Representative or Affiliate of the Seller shall have any personal liability to the Purchaser or any other Person as a result of the breach of any representation, warranty, covenant or agreement of the Seller contained herein, and no Representative or Affiliate of the Purchaser shall have any personal liability to the Seller or any other Person as a result of the breach of any representation, warranty, covenant or agreement of the Purchaser contained herein.

11.5.       Dispute Resolution.

(a)           The Parties agree that, if any dispute, other than a dispute under Section 2.2(d), arises between the Parties out of or relating to this Agreement (a “Dispute”), then the claiming Party shall deliver to the other Party a reasonably detailed written notice describing the basis for the Dispute and such Party’s Claims and also identifying members of senior management of such Party that are prepared to meet to attempt to resolve such Dispute and their contact information.  Promptly upon receipt of such written notice, the other Party shall appoint one or more members of its senior management to meet to attempt to resolve such Dispute, and such Party shall provide written notice identifying such members of senior management and their contact information.  Both Parties shall cause their respective appointed members of senior management to meet to attempt to resolve the Dispute within 60 calendar days (the “Initial Dispute Resolution Period”) after the initial written notice of such Dispute was delivered.  Each Party’s rights under this Agreement shall not be prejudiced during the period in which the Parties are attempting to resolve a Dispute.

(b)           If the Parties are unable to resolve the Dispute through the procedures described in Section 11.5(a) within the Initial Dispute Resolution Period, then the Parties shall be permitted to bring legal action to enforce their rights under this Agreement in accordance with Section 12.14.

11.6.       Procedure for Indemnification – Third-Party Claims.

(a)           If any Party shall claim indemnification hereunder arising from any Claim of a third party, the Party seeking indemnification (the “Indemnified Party”) shall notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail.  The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

(b)           If any proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 11.6(a), the

Indemnifying Party shall, unless the Claim involves Taxes, be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if: (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense; (ii) the Indemnifying Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party; and (iii) if the Indemnifying Party is a party to the proceeding, either Party has not determined in good faith that joint representation would be materially inappropriate because of a conflict of interest.  The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by the Indemnified Party for its own account.  The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such Claim.  If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Indemnified Party or the MCH Companies; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) such compromise or settlement contains as an unconditional term thereof the delivery by such third party to the Indemnified Party of a written release from all liability in respect of such third party’s Claim.

(c)           If: (i)  notice in writing is given to the Indemnifying Party of the commencement of any third-party legal proceeding and the Indemnifying Party does not, within ten calendar days after written notice is given by the Indemnified Party, give notice in writing to the Indemnified Party of its election to assume the defense of such legal proceeding; (ii) any of the conditions set forth in clauses (i) through (iii) of Section 11.6(b) above become unsatisfied; or (iii) an Indemnified Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall (upon notice in writing to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim; provided, that the Indemnifying Party shall reimburse the Indemnified Party for the costs of defending against the third-party Claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party shall remain responsible for any indemnifiable amounts arising from or related to such third-party Claim to the fullest extent provided in this Article 11.  The Indemnifying Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

12.          MISCELLANEOUS

12.1.       Notices

(a)           Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to the Purchaser, to:

Marubeni Caribbean Power Holdings, Inc.

c/o Marubeni Corporation

Overseas Power Project Department II

4-2 Ohtemachi 1-chome

Chiyoda-ku, Tokyo, Japan

Attn. Mr.Tomofumi Fukuda

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington DC   20004

Attn: John L. Sachs, Esq.

If to the Seller, to:

Mirant International Investments, Inc.

1155 Perimeter Center West

Atlanta, Georgia 30338

Attn: Senior Vice President

with copy to:

General Counsel

Mirant Corporation

1155 Perimeter Center West

Atlanta, Georgia 30338

(b)           Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.1 shall be effective upon physical receipt.  Notice given by facsimile pursuant to this Section 12.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Eastern Time on any Business Day or as of the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Eastern Time on any Business Day or during any non-Business Day.

12.2.       Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

12.3.       Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transaction contemplated hereby is consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

12.4.       Public Announcements.  Except as may be required by Law or any applicable stock exchange rules, the Purchaser will not issue or make, and will cause the MCH Companies, and to the extent practicable, the Designated Companies, not to issue or make, any press releases or other public disclosures concerning this Agreement or the Transaction contemplated hereby without first obtaining consent from the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Subject to the foregoing provisions of this Section 12.4, the Parties agree and acknowledge that each of them intends to issue separately a press release on the date of this Agreement and on each Closing Date.

12.5.       Confidential Information.

(a)           For two years from and after the final Closing Date, the Seller shall cause any data or information received at any time by the Seller, its Affiliates or their Representatives from the Purchaser, its Affiliates or their Representatives and any data or information regarding the Transferred Interests, their business, operations, financial conditions or prospects, to be maintained by the Seller, its Affiliates and their Representatives in confidence, not to be utilized for any purpose (except, pending each Closing, to prepare therefor) and not to be disclosed for any purpose.

(b)           With respect to all data and information, from the date hereof until the final Closing (or, if the obligations with respect to all remaining Closings shall be earlier terminated, then with respect to all data and information until two years after the date of such termination), the Purchaser shall cause any such data or information received at any time by the Purchaser, its Affiliates or their Representatives from the Seller, its Affiliates or their Representatives and any such data or information regarding the Portfolio Companies, their business, operations, financial conditions or prospects, to be maintained by the Purchaser, its Affiliates and their Representatives in confidence, not to be utilized for any purposes (except pending each Closing, to prepare therefor) and not to be disclosed for any purpose.

(c)           With respect to the obligations under Sections 12.5(a) and 12.5(b), in the event that any Person subject to confidentiality thereunder is requested or required (in each case by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, either Party, as applicable, shall use commercially reasonable efforts to cause such Person to notify the Parties to whom such confidential information relates promptly of such request or requirement so that such Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 12.5.  If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of counsel in writing, is compelled to disclose any such information or else stand liable for contempt, such Person may disclose such information; provided, that the Seller or the Purchaser, as applicable, shall cause such disclosing Person to use its commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of such information required to be disclosed.

(d)           Notwithstanding the foregoing, the confidentiality obligations set forth in this Section 12.5 shall not apply to any disclosure of information:

(i)            which at the time of disclosure is already in the public domain through no fault of the applicable Parties, their Affiliates or their respective Representatives;

(ii)           which after disclosure becomes part of the public domain through no act or fault of the applicable Parties or their Affiliates or their respective Representatives;

(iii)          if such information subsequently becomes known to the applicable Parties or their Affiliates or their respective Representatives through no breach of their obligations hereunder;

(iv)          which is independently developed by the applicable Parties or their Affiliates through no breach of their obligations hereunder;

(v)           required by Law or stock exchange rules; provided, that the applicable Parties shall use, and shall cause their applicable Affiliates, if any, to use, commercially reasonable efforts to give the other Parties prior notice of such disclosure in sufficient time to enable such other Parties to protect any such information; or

(vi)          regarding the U.S. federal income Tax treatment and Tax structure of the Transaction contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to the Parties relating to such Tax treatment and Tax structure.

12.6.       Disclosure.  The Seller may, at its option, include in the Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to Dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in Attachment I and the Schedules in such a way as to make its relevance to the disclosure required elsewhere in Attachment I or the Schedules reasonably apparent shall constitute a disclosure with respect to such other Attachment or Schedule.  In accordance with Section 6.14, the Seller may amend, modify or supplement Attachment I and the Schedules for each Portfolio Company prior to the Closing relating thereto by giving written notice to the Purchaser thereof, and any such amendments, modifications and supplements shall be effective for all purposes other than in respect of the Seller’s liability (if any) for breach of a representation or warranty in respect of which the Purchaser has terminated this Agreement pursuant to Section 10.1(b) (including for the purposes of indemnification under Article 11); provided, that any such amendments shall be disregarded for the purposes of determining whether the conditions to such Closing contained in Section 8.1 have been satisfied.

12.7.       Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.8.       Amendment.  Except as set forth in Section 12.6, this Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

12.9.       No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

12.10.     Assignment; Binding Effect.

(a)           Except to an Affiliate thereof, the Purchaser may not assign any of its rights or obligations hereunder to any other Person without the Seller’s prior written consent, and any attempt to do so in contravention of this Section 12.10(a) will be void; provided, however, that the Purchaser may collaterally assign any right, interest or obligation hereunder to one or more lenders that are providing financing in connection with the Transaction.

(b)           Subject to this Section 12.10, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

(c)           No provision of this Agreement shall be deemed to have granted to the Purchaser any right or interest in, or Lien upon, any Transferred Stock prior to the Closing.

12.11.     Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.12.     Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision to effect the explicit intent of the Parties as may be possible.

12.13.     Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

12.14.     Governing Law; Venue; and Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of Law provision that would result in the imposition of another state’s Law.

(b)           Each of the Parties agrees to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York.  Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 12.1.  Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (i) the defense of sovereign immunity; (ii) any Claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 12.14; (iii) that it or its Assets are exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iv) to the fullest extent permitted by Applicable Law that: (A) the suit, action or proceeding in any such court is brought in an inconvenient forum; (B) the venue of such suit, action or proceeding is improper; and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(C)           WITH RESPECT TO ANY CLAIM HEREUNDER, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

12.15.     Attorneys’ Fees.  If either of the Parties shall bring an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each Party as of the date first above written.

MIRANT INTERNATIONAL
INVESTMENTS, INC.

By:	/s/ William P. von Blasingame
Name:	William P. von Blasingame
Title:	Senior Vice President

MARUBENI CARIBBEAN POWER
HOLDINGS, INC.

By:	/s/ Tomofumi Fukuda
Name:	Tomofumi Fukuda
Title:	President